Filed Pursuant to Rule 424(b)(5)
Registration No. 333-175994

The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated August 13, 2012

Prospectus Supplement

(To prospectus dated August 8, 2011)

$56,500,000

    % Senior Convertible Notes due 2042

We are offering $56,500,000 aggregate principal amount of senior convertible notes due 2042, which we refer to in this prospectus supplement as the notes. We are offering $50,000,000 principal amount of the notes, in an underwritten offering, and we are concurrently offering $6,500,000 principal amount of the notes directly to F3 Capital, our affiliate. See “Summary—Concurrent Direct Offering.” We have given an option to the underwriter to purchase an additional $7,500,000 aggregate principal amount of notes.

The notes will bear interest at a rate of     % per annum. Interest on the notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2013. The notes will mature on September 1, 2042, unless earlier converted, repurchased or redeemed. The notes will be our senior, unsecured obligations and will rank equal in right of payment with our senior unsecured debt, and will be senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes will be structurally subordinated to all debt and other liabilities and commitments of our subsidiaries and will be effectively junior to our secured debt to the extent of the assets securing such debt.

The notes will be convertible into our ordinary shares or a combination of cash and our ordinary shares, if any, at our election, based upon an initial conversion rate of              ordinary shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $         per ordinary share). In addition, for conversions by holders prior to September 1, 2017, converting holders will be entitled to a Conversion Make Whole Payment upon conversion as described herein. The conversion rate will be adjusted as described herein.

The notes will be subject to redemption by us at our option on or after September 1, 2015 and before September 1, 2017 if the volume weighted average price of our ordinary shares is greater than or equal to 125% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of redemption. In addition, we may redeem the notes at any time on or after September 1, 2017. In each case, the redemption purchase price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date.

The notes will be subject to mandatory conversion at the applicable conversion rate at our option on or before September 1, 2015 if the volume weighted average price of our ordinary shares is greater than or equal to 150% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. If we effect such a mandatory conversion, we will provide in addition to the consideration otherwise due upon conversion a Conversion Make Whole Payment as described herein.

The notes will be subject to repurchase by us at the option of holders on September 1, 2015 and on September 1, 2017 for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to the repurchase date. The notes will also be subject to purchase by us, in whole or in part, for cash at the option of holders upon the occurrence of specified termination of trading events at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to the purchase date.

Our ordinary shares are listed on the NYSE MKT under the symbol “VTG.” On August 10, 2012, the last reported sale price of our ordinary shares on the NYSE MKT was $1.68 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of information that should be considered before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Maximum Offering Amount of Underwritten Offering
Offering price	100%		$50,000,000
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

Interest on the notes will accrue from August     , 2012. The date on which the notes are to be delivered to the purchasers and the proceeds are to be delivered to us is expected to be on or about August     , 2012.

LAZARD CAPITAL MARKETS

The date of this prospectus supplement is August     , 2012

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information about securities we may sell from time to time under the prospectus. In addition, we incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference and the accompanying prospectus before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein or therein.

You should rely only on the information contained, or incorporated herein by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus supplement and the accompanying prospectus dated August 8, 2011 are part of a registration statement on Form S-3 (File No. 333-175994) we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this “shelf” process, we may sell from time to time in one or more offerings up to $250,000,000 of our ordinary shares, preferred shares, warrants, debt securities, guarantees of debt securities, depositary shares and units.

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” or similar references mean Vantage Drilling Company and its subsidiaries on a consolidated basis.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized outside the United States. Certain of our directors and executive officers reside in countries other than the United States. All or a substantial portion of our assets are located outside the United States. While we have agreed, in accordance with the terms of the indenture under which the notes will be issued, to accept service of process in any suit, action, or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings, it may be difficult or it may not be possible for investors to effect service of process within the United States upon such persons or to enforce, in the U.S. courts or outside the United States, judgments obtained against such persons in jurisdictions outside the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the civil liability provisions of the U.S. securities law.

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Further, there is doubt with respect to Cayman Islands law as to (a) whether a judgment of a U.S. court predicated solely upon the civil liability provisions of the U.S. federal securities or other laws would be directly enforceable in the Cayman Islands against us, and (b) whether an action could be brought in the Cayman Islands against us, in the first instance on the basis of liability predicated solely upon the provisions of the U.S. federal securities or other laws. In respect of (a) above, we refer you to page S-23, which sets out the type of judgment of a U.S. court that would be enforceable in the Cayman Islands.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and we intend that such forward-looking statements be subject to the safe harbor provisions of the U.S. federal securities laws. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary” and “Risk Factors,” as well as in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in the documents incorporated by reference in this prospectus. The forward-looking statements include matters such as the industry, business strategy, goals, expectations concerning market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information of parent, the issuer and their subsidiaries. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “would,” “will” and similar expressions are intended to identify forward-looking statements in this prospectus regarding parent, the issuer and their subsidiaries.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors,” including with respect to the following:

•	our limited operating history;

•	our small number of customers;

•	credit risks of our key customers and certain other third parties;

•	reduced expenditures by oil and natural gas exploration and production companies;

•	termination of our customer contracts;

•	oil and natural gas prices;

•	our failure to obtain delivery of drilling units;

•	delays and cost overruns in construction projects;

•	general economic conditions and conditions in the oil and gas industry;

•	competition within our industry;

•	limited mobility between geographic regions;

•	operating hazards in the oilfield service industry;

•	the impact of the Macondo incident on offshore drilling;

•	ability to obtain indemnity from customers;

•	adequacy of insurance coverage in the event of a catastrophic event;

•	operations in international markets;

•	governmental, tax and environmental regulation;

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•	changes in legislation removing or increasing current applicable limitations of liability;

•	effects of new products and new technology on the market;

•	our substantial level of indebtedness;

•	our ability to incur additional indebtedness;

•	our ability to access the capital markets and to issue additional equity;

•	compliance with restrictions and covenants in our debt agreements;

•	identifying and completing acquisition opportunities;

•	levels of operating and maintenance costs;

•	our dependence on key personnel;

•	availability of workers and the related labor costs;

•	the sufficiency of our internal controls;

•	changes in tax laws, treaties or regulations;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws;

•	our obligation to repurchase certain indebtedness upon a change of control;

•	potential conflicts of interest with F3 Capital and its affiliates; and

•	our incorporation under the laws of the Cayman Islands and the limited rights to relief that may be available compared to U.S. laws.

For a more complete description of the various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see “Risk Factors” in this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

In addition, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in our filings with the SEC, which may be obtained by contacting us or the SEC. These filings are also available through our website at www.vantagedrilling.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (EDGAR) System at www.sec.gov. The contents of our website are not part of this prospectus.

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SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-6 and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

Our Company

We are an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of drilling units we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets.

The following table sets forth certain information concerning our owned offshore drilling fleet.

Name	Ownership	Year Built/ Expected Delivery	Water Depth Rating (feet)	Drilling Depth Capacity (feet)	Status
Jackups
Emerald Driller	100%	2008	375	30,000	Operating
Sapphire Driller	100%	2009	375	30,000	Operating
Aquamarine Driller	100%	2009	375	30,000	Operating
Topaz Driller	100%	2009	375	30,000	Operating
Drillships
Platinum Explorer (1)	100%	2010	12,000	40,000	Operating
Titanium Explorer (1) (2)	100%	2012	12,000	40,000	Commissioning
Tungsten Explorer	100%	2013	12,000	40,000	Under construction

(1)	The Platinum Explorer and the Titanium Explorer are designed to drill in up to 12,000 feet of water, but are currently equipped to drill in 10,000 feet of water.
(2)	The Titanium Explorer was formerly known as the Dragonquest. We have an eight-year contract with Petrobras Venezuela Investments & Services B.V, or Petrobras, to operate this vessel upon completion of commissioning.

Concurrent Direct Offering

Concurrent with the underwritten offering of $50.0 million principal amount of the notes, we are offering $6,500,000 principal amount of the notes directly to F3 Capital, our largest shareholder (the “F3 Capital Placement”) to be issued under the same indenture as the notes in the underwritten offering. Closing of the F3 Capital Placement is subject to final acceptance by F3 Capital of the offering price and customary closing conditions. Any notes sold to F3 Capital will be in addition to the notes offered in the underwritten offering, and the underwriter will not receive any discount or commission on the sale of our notes to F3 Capital. The completion of the underwritten offering is not conditioned on the concurrent F3 Capital Placement.

As consideration for the notes it will purchase, F3 Capital is applying a portion of the principal balance of the loan note dated July 30, 2010 issued by us to F3 Capital. There is no assurance that our concurrent F3 Capital Placement will be completed or, if completed, that it will be completed for the amounts contemplated.

How You Can Contact Us

Our principal executive office is located at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Our phone number is (281) 404-4700 and our website address is www.vantagedrilling.com. Information on our website is not a part of this prospectus.

The Offering

Issuer	Vantage Drilling Company

Securities Offered	Up to $64,000,000 aggregate principal amount, including up to $50,000,000 principal amount (or $57,500,000 principal amount if the underwriter exercises its right to purchase additional notes in full) of Senior Convertible Notes due September 1, 2042 in the underwritten offering and $6,500,000 principal amount offered directly to F3 Capital.

Maturity	September 1, 2042, unless earlier converted, redeemed or repurchased in accordance with the indenture governing the notes.

Interest Rate	% per year. Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning March 1, 2013.

Ranking	The notes will be our senior, unsecured obligations and will rank equal in right of payment with our senior unsecured debt, and will be senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes will be structurally subordinated to all debt and other liabilities and commitments of our subsidiaries and will be effectively junior to our secured debt to the extent of the assets securing such debt.

As of June 30, 2012, we and our subsidiaries had $2.08 billion of long term debt outstanding, substantially all of which is effectively senior to the notes.

Conversion Rights	The notes will be convertible into our ordinary shares or a combination of cash and our ordinary shares, if any, at our election, based upon an initial conversion rate of ordinary shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $ per ordinary share). In addition, for conversions by holders prior to September 1, 2017, converting holders will be entitled to a Conversion Make Whole Payment upon conversion as described as described below under “Description of Notes—Conversion Rights—Make Whole Payment in Connection with a Voluntary Conversion.” The conversion rate will be adjusted as described below under “Description of Notes–Conversion Rights–Conversion Rate Adjustments.”

Redemption by the Company	The notes will be subject to redemption by us at our option on or after September 1, 2015 and before September 1, 2017 if the volume weighted average price of our ordinary shares is greater than or equal to 125% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of redemption, as described below under “Description of Notes–Optional Redemption.” In addition, we may redeem the notes at any time on or after September 1, 2017. In each case, the redemption purchase price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date.

Mandatory Conversion at the Option of the Company	The notes will be subject to mandatory conversion at the applicable conversion rate at our option on or before September 1, 2015 if the volume weighted average price of our ordinary shares is greater than or equal to 150% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. If we effect such a mandatory conversion, we will provide in addition to the consideration otherwise due upon conversion a Conversion Make Whole Payment as described under “Description of Notes—Conversion Rights—Issuer’s Conversion Option”.

Repurchase by the Company	The notes will be subject to repurchase by us at the option of holders on September 1, 2015 and on September 1, 2017 for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to the repurchase date as described under “Description of Notes—Repurchase at Option of Holders”.

Termination of Trading Repurchase Right of Holders	The notes will be subject to purchase by us, in whole or in part, for cash at the option of holders upon the occurrence of specified termination of trading events at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to the purchase date as described under “Description of Notes—Termination of Trading Permits Holders to Require Us to Purchase Notes.”

Events of Default	If an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company or certain of its subsidiaries.

Absence of a Public Market for the Notes	The notes will be a new issue of securities. We cannot assure you that any active or liquid market will develop for the notes.

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes— Global Securities; Book-Entry; Form.”

Use of Proceeds	We estimate that the net proceeds received from the underwritten offering, after payment of the underwriter’s discount and estimated offering expenses payable by us, will be approximately $ million (or approximately $ million if the underwriter exercises its option to purchase additional notes in full). We currently intend to use the net proceeds from this offering to fund capital expenditures and working capital needs as well as for general corporate purposes. See “Use of Proceeds” on page S-25 of this prospectus supplement.

NYSE MKT Symbol for Our Ordinary Shares	VTG

U.S. Federal Tax Considerations	Holders are urged to consult their own tax advisors. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” in the accompanying prospectus for a discussion of risks and uncertainties relating to us, our business and an investment in the notes.

RISK FACTORS

There are numerous factors that affect our business and operating results, many of which are beyond our control. The following is a description of significant factors that might cause our future operating results to differ materially from those currently expected. The risks described below are not the only risks facing us. Additional risks and uncertainties not specified herein, not currently known to us or currently deemed to be immaterial also may materially adversely affect our business, financial position, operating results and/or cash flows.

Risks Related to Our Business

Our business is difficult to evaluate due to our limited operating history and our prospects will be dependent on our ability to meet a number of challenges.

Because we have a limited operating history, you may not be able to evaluate our future prospects accurately. Our prospects will be primarily dependent on our ability to maintain customer drilling contracts for our drilling units and other factors listed below. If we are not able to successfully meet these challenges, our prospects, business, financial condition and results of operations would be materially and adversely affected.

A small number of customers account for a significant portion of our revenues, and the loss of one or more of these customers could materially adversely affect our financial condition and results of operations.

We derive a significant portion of our revenues from a few customers. During the fiscal year ended December 31, 2011, two customers accounted for approximately 41% and 13%, respectively, of our revenue. Upon commencement of the Petrobras contract for the Titanium Explorer, we expect that Petrobras will become a major customer for the current fiscal year. Our financial condition and results of operations could be materially and adversely affected if any one of these customers interrupt or curtail their activities, fail to pay for the services that have been performed, terminate their contracts, fail to renew their existing contracts or refuse to award new contracts and we are unable to enter into contracts with new customers on comparable terms. The loss of any of our significant customers could materially adversely affect our financial condition and results of operations.

We are exposed to the credit risks of our key customers, including certain affiliated companies, and certain other third parties, and nonpayment or nonperformance by these customers and other parties could adversely affect our financial position, results of operations and cash flows.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers, including certain companies owned by or associated with our affiliates. Under the construction supervision contract for the Cobalt Explorer, a drillship for which construction was suspended in June 2009, F3 Capital owes us approximately $3.0 million for services rendered in 2009 before the suspension of this contract. Any material nonpayment or nonperformance by these entities, other key customers and certain other third parties could adversely affect our financial position, results of operations and cash flows. If any key customers or other parties default on their obligations to us, our financial results and condition could be adversely affected. Additionally, if we are unable for whatever reason to deliver the Titanium Explorer to Petrobras or Petrobras does not accept delivery of the Titanium Explorer prior to commencement of the associated drilling contract, our financial position, results of operations and cashflows could be adversely impacted. Furthermore, some of our customers and other parties may be highly leveraged and subject to their own operating and regulatory risks.

A material or extended decline in expenditures by oil and natural gas exploration and production companies due to a decline or volatility in oil and natural gas prices, a decrease in demand for oil and natural gas, or other factors, would adversely affect our business.

Our business, including the utilization rates and dayrates we achieve for our owned and managed drilling units, depends on the level of activity in oil and natural gas exploration, development and production expenditures of our customers. Oil and natural gas prices and customers’ expectations of potential changes in these prices significantly affect this level of activity. Commodity prices are affected by numerous factors, including the following:

•	changes in global economic conditions;

•	the demand for oil and natural gas;

•	the cost of exploring for, producing and delivering oil and natural gas;

•	expectations regarding future prices;

•	advances in exploration, development and production technology;

•	the ability of OPEC to set and maintain production levels and pricing;

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the rate of decline of existing and new oil and natural gas reserves;

•	the level of production in non-OPEC countries;

•	domestic and international tax policies;

•	the development and exploitation of alternative fuels;

•	weather;

•	blowouts and other catastrophic events;

•	governmental laws and regulations, including environmental laws and regulations;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	volatility in the exchange rate of the U.S. dollar against other currencies; and

•

the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in significant oil and natural gas producing regions or further acts of terrorism.

In addition to oil and gas prices, the offshore drilling industry is influenced by additional factors, including:

•	the availability of competing offshore drilling vessels;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and gas transportation costs;

•	the discovery of new oil and gas reserves;

•	the cost of non-conventional hydrocarbons; and

•	regulatory restrictions on offshore drilling.

Any of these factors could reduce demand for our services and adversely affect our business and results of operations.

In addition, Gulf of Mexico drilling activity has been curtailed due to regulatory restrictions following the Macondo blowout in early 2010. A prolonged decline in demand for drilling services may materially erode dayrates and utilization rates for drilling units, which would adversely affect our business, financial condition and results of operations and could have a significant negative impact on the market price of our securities.

Our jackup drilling contracts are generally short-term, and we could experience reduced profitability if customers reduce activity levels, terminate or seek to renegotiate drilling contracts with us, or if market conditions dictate that we enter into contracts that provide for payment based on a footage or turnkey basis, rather than on a dayrate basis.

Many jackup drilling contracts are short-term, and oil and natural gas companies tend to reduce activity levels quickly in response to downward changes in oil and natural gas prices. Due to the short-term nature of most of our jackup drilling contracts, a decline in market conditions can quickly affect our business if customers reduce their levels of operations. During depressed market conditions, a customer may no longer need a unit that is currently under contract or may be able to obtain a comparable unit at a lower dayrate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, our customers may have the right to terminate, or may seek to renegotiate, existing contracts if we experience downtime, operational problems above the contractual limit or safety-related issues, if the drilling unit is a total loss, if the drilling unit is not delivered to the customer within the period specified in the contract or in other specified circumstances, which include events beyond the control of either party.

Some of our current jackup drilling contracts, and some drilling contracts that we may enter into in the future, may include terms allowing customers to terminate contracts without cause, with little or no prior notice and without penalty or early termination payments. In addition, we could be required to pay penalties, which could be material, if some of these contracts are terminated due to downtime, operational problems or failure to deliver. Some of the contracts with customers that we enter into in the future may be cancellable at the option of the customer upon payment of a penalty, which may not fully compensate us for the loss of the contract. Early termination of a contract may result in a drilling unit being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. Under most of our contracts, it is an event of default if we file a petition for bankruptcy or reorganization, which would allow the customer to terminate such contract.

Currently, our drilling contracts are dayrate contracts, where we charge a fixed rate per day regardless of the number of days needed to drill the well. While we plan to continue to perform services on a dayrate basis, market conditions may dictate that we enter into contracts that provide for payment based on a footage basis, where we are paid a fixed amount for each foot drilled regardless of the time required or the problems encountered in drilling the well, or enter into turnkey contracts, where we agree to drill a well to a specific depth for a fixed price and bear some of the well equipment costs. These types of contracts are riskier for us than a dayrate contract as we would be subject to downhole geologic conditions in the well that cannot always be accurately determined and subject us to greater risks associated with equipment and downhole tool failures. Unfavorable downhole geologic conditions and equipment and downhole tool failures may result in significant cost increases or may result in a decision to abandon a well project which would result in us not being able to invoice revenues for providing services. Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on our financial condition and results of operations.

Lower prices for oil and natural gas reduces demand for our services and could have a material adverse effect on our revenue and profitability.

A slowdown in economic activity caused by the recession initially reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Benchmark crude prices peaked at over $140 per barrel in July 2008 and then declined dramatically to approximately $45 per barrel at year-end 2008. During 2009 and 2010, the benchmark for crude prices fluctuated between the mid $30’s per barrel and low $90’s per barrel. Since mid-2011, the benchmark for crude prices fluctuated between the mid $70’s per barrel and low $100’s per barrel. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. In addition, demand for our services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Any prolonged reduction in oil and natural gas prices could depress the near-term levels of exploration, development, and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Additionally, these factors may adversely impact our financial position if they are determined to cause an impairment of our long-lived assets.

Failure to deliver the Titanium Explorer may have a material and adverse effect on our business.

We have secured a drilling contract for the Titanium Explorer with Petrobras. However, if the Titanium Explorer is not acceptable to our customer, or if we are unable to deliver the Titanium Explorer or an acceptable replacement drillship to Petrobras by the commencement date deadline, our drilling contract may be cancelled and/or we may be required to pay damages to our customer, and our business, financial condition, results of operations and future prospects could be materially adversely affected.

Construction projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our liquidity and results of operations.

As part of our growth strategy we may contract from time to time for the construction of drilling units or may enter into agreements to manage the construction of drilling units for others. Construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including costs or delays resulting from the following:

•	unexpected long delivery times for, or shortages of, key equipment, parts and materials;

•	shortages of skilled labor and other shipyard personnel necessary to perform the work;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

•	unforeseen design and engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	failure or delay of third-party service providers and labor disputes;

•	disputes with shipyards and suppliers;

•	delays and unexpected costs of incorporating parts and materials needed for the completion of projects;

•	financial or other difficulties at shipyards;

•	adverse weather conditions; and

•	inability to obtain required permits or approvals.

If we experience delays and costs overruns in the construction of drilling units due to certain of the factors listed above, it could also adversely affect our business, financial condition and results of operations. The Titanium Explorer is scheduled for commencement of drilling with Petrobras in the third quarter of 2012. Delays in the delivery of this unit to Petrobras would result in the delay in contract commencement, resulting in financial penalties and a loss of expected revenue to us, and may also cause the customer to terminate or shorten the term of the drilling contract for the unit pursuant to applicable late delivery clauses. In the event this occurs, we may not be able to secure a replacement unit that is acceptable to the customer.

Our business is affected by local, national and worldwide economic conditions and the condition of the oil and natural gas industry.

There has historically been a strong correlation between the development of the world economy and demand for energy, including oil and gas. A reduction in economic activity for the world economy could reduce the overall demand for oil and gas and for our services. Such changes could adversely affect our results of operations and cash flows beyond what might be offset by the simultaneous impact of possibly higher oil and gas prices. In addition, future economic conditions or the expectation for future economic conditions may cause many oil and natural gas production companies to reduce or delay expenditures in order to reduce costs, which in turn may cause a further reduction in the demand for drilling services.

Our industry is highly competitive, cyclical and subject to intense price competition. Due to our limited operating history, we may be at a competitive disadvantage.

The offshore contract drilling industry is highly competitive, and contracts have traditionally been awarded on a competitive bid basis. The technical capabilities, availability and pricing of a drilling unit are often the primary factors in determining which qualified contractor is awarded a job. Other key factors include a contractor’s reputation for service, safety record, environmental record, technical and engineering support and long-term relationships with major, national and independent oil and natural gas companies. Our competitors in the offshore contract drilling industry generally have larger, more diverse fleets, longer operating histories with established safety and environmental records over a measurable period of time and long-term relationships with customers. This provides our competitors with competitive advantages that may adversely affect our efforts to contract our drilling units on favorable terms, if at all, and correspondingly negatively impact our financial position and results of operations. Additionally, we are at a competitive disadvantage to those competitors that are better capitalized because they are in a better position to withstand the effects of a downturn in our industry.

The offshore contract drilling industry, historically, has been very cyclical with periods of high demand, limited supply and high dayrates alternating with periods of low demand, excess supply and low dayrates. Many offshore drilling units are highly mobile. Competitors may move drilling units from region to region in response to changes in demand. It is currently estimated that 23 newly constructed jackup rigs will be entered into service between March 2012 and December 2012 and 10 deepwater rigs are scheduled for delivery through 2012. This could result in an excess supply of rigs in the markets in which we operate. Periods of low demand and excess supply intensify competition in the industry and often result in some drilling units becoming idle for long periods of time. Our limited operating history may put us at a competitive disadvantage and, as a result, our drilling units may become idle. Prolonged periods of low utilization and dayrates, or extended idle time, could result in the recognition of impairment charges on our drilling units if cash flow estimates, based upon information available to management at the time, indicate that the carrying value of the drilling units may not be recoverable.

There may be limits to our ability to mobilize drilling units between geographic markets and the time and costs of such drilling unit mobilizations may be material to our business.

The offshore contract drilling market is generally a global market as drilling units may be mobilized from one market to another market. However, geographic markets can, from time to time, have material fluctuations in costs and risks as the ability to mobilize drilling units can be impacted by several factors including, but not limited to, governmental regulation and customs practices, the significant costs to move a drilling unit, availability of tow boats, weather, political instability, civil unrest, military actions, and the technical capability of the drilling units to operate in various environments. Any increase in the supply of drilling units in the geographic areas in which we operate, whether through new construction, refurbishment or conversion of drilling units from other uses, remobilization or changes in the law or its application, could increase competition and result in lower dayrates and/or utilization, which would adversely affect our financial position, results of operations and cash flows. Additionally, while a drilling unit is being mobilized from one geographic market to another, we may not be paid by the customer for the time that the drilling unit is out of service. Also, we may mobilize the drilling unit to another geographic market without a customer contract which will result in costs not reimbursable by future customers.

Our business involves numerous operating hazards, and our insurance and contractual indemnity rights may not be adequate to cover our losses.

Our operations are subject to the usual hazards inherent in the drilling and operation of oil and natural gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, fires and pollution. The occurrence of these events (such as events similar to the 2010 incident in the U.S. Gulf of Mexico involving the Macondo well) could result in the suspension of drilling or production operations, claims by the operator and others affected by such events, severe damage to, or destruction of, the property and equipment involved, injury or death to drilling unit personnel, environmental damage and increased insurance costs. We may also be subject to personal injury and other claims of drilling unit personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services and personnel shortages.

In addition, our operations will be subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Severe weather could have a material adverse effect on our operations. Our drilling units could be damaged by high winds, turbulent seas, or unstable sea bottom conditions, which could potentially cause us to curtail operations for significant periods of time until such damages are repaired.

Damage to the environment could result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental, natural resource and other damage claims by host governments, oil and natural gas companies and other businesses operating offshore and in coastal areas, as well as claims by individuals living in or around coastal areas.

As is customary in our industry, the risks of our operations are partially covered by our insurance and partially by contractual indemnities from our customers. However, insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. Moreover, pollution and environmental risks generally are not fully insurable. If a significant accident or other event resulting in damage to our drilling units, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations.

Our offshore drilling operations could be adversely impacted by the Macondo well incident and the resulting changes in regulation of offshore oil and gas exploration and development activity.

Offshore drilling operations in the United States and elsewhere could be adversely impacted by the Macondo well incident in the U.S. Gulf of Mexico and the resulting changes in regulation of offshore oil and gas exploration and development activities. After the Macondo well incident, the U.S. Department of the Interior implemented a six-month moratorium/suspension on certain drilling activities in water depths greater than 500 feet in the U.S. Gulf of Mexico. While the moratorium has since been lifted, new requirements with respect to development and production activities in the U.S. Gulf of Mexico have been imposed and the approval of applications to drill in both deepwater and shallow-water areas have been delayed until it is confirmed that those requirements have been met. These new requirements relate to the design of wells and testing of the integrity of wellbores, the use of drilling fluids, the functionality and testing of well control equipment, including blowout preventers, and other safety regulations.

Currently we do not have operations in the U.S. Gulf of Mexico. However, the Titanium Explorer is currently scheduled to commence drilling operations in the U.S. Gulf of Mexico in 2012 pursuant to a drilling contract with Petrobras.

At this time, we cannot predict the full impact of the Macondo well incident and resulting changes in the regulation of offshore oil and gas exploration and development activity on our operations or contracts or what actions may be taken by our customers, other industry participants or the U.S. or other governments in response to the incident. Further legislative or regulatory enactments may impose new requirements for well control and blowout prevention equipment that could increase our costs and cause delays in our operations due to unavailability of associated equipment.

Customers may be unable or unwilling to indemnify us.

Consistent with standard industry practice, our customers generally assume liability for and indemnify us against well control and subsurface risks under our dayrate contracts, and we do not separately purchase insurance for such indemnified risks. These risks are those associated with the loss of control of a well, such as blowout or cratering (for example, the recent incident in the U.S. Gulf of Mexico involving the Macondo well), the cost to regain control or redrill the well and associated pollution. In the future, we may not be able to obtain agreements from customers to indemnify us for such damages and risks or the indemnities that we do obtain may be limited in scope and duration, including with respect to indemnification for punitive damages, which may not be enforceable. Additionally, even if our customers agree to indemnify us, there can be no assurance that they will necessarily be financially able to indemnify us against all of these risks.

Our insurance coverage may not be adequate if a catastrophic event occurs.

As a result of the number and significance of catastrophic events in the offshore drilling industry in recent years, such as hurricanes and spills in the Gulf of Mexico, insurance underwriters have increased insurance premiums and increased restrictions on coverage and have made other coverages, such as Gulf of Mexico windstorm coverage, unavailable.

While we believe we have reasonable policy limits of property, casualty, liability, and business interruption insurance, including coverage for acts of terrorism, with financially sound insurers, we cannot guarantee that our policy limits for property, casualty, liability, and business interruption insurance, including coverage for severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, would be adequate should a catastrophic event occur related to our property, plant or equipment, or that our insurers would have adequate financial resources to sufficiently or fully pay related claims or damages. When any of our coverage expires, or when we seek coverage in the future, we cannot guarantee that adequate coverage will be available, offered at reasonable prices, or offered by insurers with sufficient financial soundness. The occurrence of an incident or incidents affecting any one or more of our drilling units could have a material adverse effect on our financial position and future results of operations if asset damage and/or our liability were to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay related claims or damages.

Our international operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations.

A primary component of our business strategy is to operate in international oil and natural gas producing areas. Our international operations are subject to a number of risks inherent in any business operating in foreign countries, including:

•	political, social and economic instability, war and acts of terrorism;

•	government corruption;

•	potential seizure, expropriation or nationalization of assets;

•	damage to our equipment or violence directed at our employees, including kidnappings;

•	piracy;

•	increased operating costs;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage in certain areas;

•	import-export quotas;

•	confiscatory taxation;

•	work stoppages;

•	unexpected changes in regulatory requirements;

•	wage and price controls;

•	imposition of trade barriers;

•	imposition or changes in enforcement of local content laws;

•	restrictions on currency or capital repatriations;

•	currency fluctuations and devaluations; and

•	other forms of government regulation and economic conditions that are beyond our control.

Our financial condition and results of operations could be susceptible to adverse events beyond our control that may occur in the particular country or region in which we are active. Additionally, we may experience currency exchange losses where, at some future date, revenues are received and expenses are paid in nonconvertible currencies or where we do not hedge exposure to a foreign currency. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available in the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

Many governments favor or effectively require that drilling contracts be awarded to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may result in inefficiencies or put us at a disadvantage when bidding for contracts against local competitors.

Our offshore contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and natural gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and natural gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems which are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on us for environmental and natural resource damages.

Many aspects of our operations are affected by governmental laws and regulations that may relate directly or indirectly to the contract drilling industry, including those requiring us to control the discharge of oil and other contaminants into the environment or otherwise relating to the protection of natural resources. Countries where we currently operate have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Additionally, any operations and activities in the United States and its territorial waters will be subject to numerous environmental laws and regulations, including the Clean Water Act, the OPA, the Outer Continental Shelf Lands Act, the Comprehensive

Environmental Response, Compensation and Liability Act, the Clean Air Act, the Resource Conservation and Recovery Act and MARPOL. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the denial or revocation of permits or other authorizations and the issuance of injunctions that may limit or prohibit our operations.

Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas could materially limit future contract drilling opportunities or materially increase our costs. In addition, we may be required to make significant capital expenditures to comply with laws and regulations. Furthermore, some financial institutions are imposing, as a condition to financing, requirements to comply with additional non-governmental environmental and social standards in connection with operations outside the United States, such as the Equator Principles, a credit risk management framework for determining, assessing and managing environmental and social risk in project finance transactions. Such additional standards could impose significant new costs on us, which may materially and adversely affect us.

Changes in U.S. federal laws and regulations, or in those of other jurisdictions where we operate, including those that may impose significant costs and liability on us for environmental and natural resource damages, may adversely affect our operations.

If the U.S. government amends or enacts new federal laws or regulations, our potential exposure to liability for operations and activities in the United States and its territorial waters may increase. Although the Oil Pollution Act of 1990 provides federal caps on liability for pollution or contamination, future laws and regulations may increase our liability for pollution or contamination resulting from any operations and activities we may have in the United States and its territorial waters including punitive damages and administrative, civil and criminal penalties. Although we currently have no operations in the United States, we are contracted to operate the Titanium Explorer in the U.S. Gulf of Mexico. In addition, other jurisdictions where we operate may also modify their laws and regulations in a manner that would increase our liability for pollution and other environmental damage.

New technology and/or products may cause us to become less competitive.

The offshore contract drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors have greater financial, technical and personnel resources that may allow them to access technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technology or products on a timely basis or at an acceptable cost. Thus, our inability to effectively use and implement new and emerging technology may have a material and adverse effect on our financial condition and results of operations.

Our financial condition may be adversely affected if we are unable to identify and complete future acquisitions, fail to successfully integrate acquired assets or businesses we acquire, or are unable to obtain financing for acquisitions on acceptable terms.

The acquisition of assets or businesses that we believe to be complementary to our drilling operations is an important component of our business strategy. We believe that acquisition opportunities may arise from time to time, and that any such acquisition could be significant. At any given time, discussions with one or more potential sellers may be at different stages. However, any such discussions may not result in the consummation of an acquisition transaction, and we may not be able to identify or complete any acquisitions. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our securities. Our business is capital intensive and any such transactions could involve the payment by us of a substantial amount of cash. We may need to raise additional capital through public or private debt or equity financings to execute our growth strategy and to fund acquisitions. Adequate sources of capital may not be available when needed on favorable terms. If we raise additional capital by issuing additional equity securities, existing shareholders may be diluted. If our capital resources are insufficient at any time in the future, we may be unable to fund acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Any future acquisitions could present a number of risks, including:

•	the risk of using management time and resources to pursue acquisitions that are not successfully completed;

•	the risk of incorrect assumptions regarding the future results of acquired operations;

•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and

•	the risk of diversion of management’s attention from existing operations or other priorities.

If we are unsuccessful in completing acquisitions of other operations or assets, our financial condition could be adversely affected and we may be unable to implement an important component of our business strategy successfully. In addition, if we are unsuccessful in integrating our acquisitions in a timely and cost-effective manner, our financial condition and results of operations could be adversely affected.

Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

We do not expect operating and maintenance costs to necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in dayrates. However, costs for operating a drilling unit are generally fixed or only semi-variable regardless of the dayrate being earned. In addition, should the drilling units incur idle time between contracts, we would typically maintain the crew to prepare the drilling unit for its next contract and would not reduce costs to correspond to the decrease in revenue. During times of moderate activity, reductions in costs may not be immediate as the crew may be required to prepare the drilling units for stacking, after which time the crew will be reduced to a level necessary to maintain the drilling unit in working condition with the extra crew members assigned to active drilling units or dismissed. In addition, as drilling units are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Equipment maintenance expenses fluctuate depending upon the type of activity the drilling unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

The loss of some of our key executive officers and employees could negatively impact our business prospects.

Our future operational performance depends to a significant degree upon the continued service of key members of our management as well as marketing, sales and operations personnel. The loss of one or more of our key personnel could have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel. We may experience intense competition for personnel, and we cannot assure you that we will be able to retain key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

Failure to employ a sufficient number of skilled workers or an increase in labor costs could hurt our operations.

We require skilled personnel to operate and provide technical services to, and support for, our drilling units. In periods of increasing activity and when the number of operating units in our areas of operation increases, either because of new construction, re-activation of idle units or the mobilization of units into the region, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing. The shortages of qualified personnel or the inability to obtain and retain qualified personnel also could negatively affect the quality and timeliness of our work. In addition, our ability to expand operations depends in part upon our ability to increase the size of the skilled labor force.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from the requirement that we evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

We have evaluated our internal controls systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required to comply with the management certification requirements of, and preparing for the auditor attestation under, Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. While we have been able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain that our internal control over financial reporting will be adequate in the future to ensure compliance with the requirements of the Sarbanes-Oxley Act or the Foreign Corrupt Practices Act. If we are not able to maintain adequate internal control over financial reporting, we may be susceptible to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our securities.

Changes in tax laws, treaties or regulations, effective tax rates or adverse outcomes resulting from examination of our tax returns could adversely affect our financial results.

Our future effective tax rates could be adversely affected by changes in tax laws, treaties and regulations, both internationally and domestically. Tax laws, treaties and regulations are highly complex and subject to interpretation. We are subject to changing tax laws, treaties and regulations in and between the countries in which we operate. Our income tax expense is based upon the interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings. If any country successfully challenges our income tax filings based on our structure or the presence of our operations there, or if we otherwise lose a material dispute, our effective tax rate on worldwide earnings could increase substantially and our financial results could be materially adversely affected.

We could be treated us as a “passive foreign investment company” for U.S. federal income tax purposes, which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company”, or a PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets for any taxable year produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, but does not include income derived from the performance of services. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

We believe that we are not and will not become a PFIC in the current or any future taxable year. Based on our operations described herein, we believe that our income from offshore contract drilling services should be treated as services income for purposes of determining whether we are a PFIC. Accordingly, we believe that our income from our offshore contract drilling services should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive assets. See “Material U.S. Federal Income Tax Considerations — Ownership and Disposition of Ordinary Shares — Passive Foreign Investment Company Rules.”

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act, or the FCPA, and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our extensive training and compliance program, we cannot assure you that our internal control policies and procedures will always protect us from improper acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business and operations. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. and non-U.S. laws and regulations prohibit us from using.

In order to effectively compete in some foreign jurisdictions, we utilize local agents and seek to establish joint ventures with local operators or strategic partners. Although we have procedures and controls in place to monitor internal and external compliance, if we are found to be liable for FCPA or similar non-U.S. law violations (either due to our own acts or omissions, or due to the acts or omissions of others, including actions taken by our agents and our strategic or local partners, even though our agents and partners may not be subject to the FCPA), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our related party transactions with F3 Capital and its affiliates may cause conflicts of interests that may adversely affect us.

We have entered into, and may, in the future, enter into various transactions and agreements with F3 Capital and its affiliates. F3 Capital has no fiduciary duty to make decisions in our best interest. F3 Capital is entitled to vote our ordinary shares that it owns in accordance with its interests, which may be contrary to our interests and those of other shareholders, subject to certain agreements it entered into with us in conjunction with the acquisition of the Titanium Explorer. F3 Capital and its other affiliates are not limited in their ability to compete with us and are not obligated to offer us business opportunities or to offer to sell additional assets to us. We believe that the transactions and agreements that we have entered into with F3 Capital are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and F3 Capital or its affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which may have a material adverse effect on our ability to do business. In addition, conflicts of interest may arise between us and F3 Capital and its affiliates. F3 Capital may favor its own interests over our interests and those of other shareholders and there is no assurance that F3 Capital will not bring legal action against us to preserve its own interests.

In particular, on March 20, 2012, we entered into a letter agreement with F3 Capital in conjunction with our acquisition of the construction rights to the Titanium Explorer. This agreement is filed with the SEC as exhibit 10.3 to our current report on Form 8-K, filed on March 21, 2012. Pursuant to the terms of the letter agreement, F3 Capital has the right to subscribe for up to 34.6% of certain offerings or issuances of our ordinary shares or debt convertible into our ordinary shares for a period of one year from the date of the agreement, which would include this offering of the notes. Although we believe that we have fully complied with our obligations under the letter agreement with respect to this offering, F3 Capital could take a contrary position and seek to compel its participation in, or otherwise attempt to frustrate or challenge, the offering or any issuance of our ordinary shares or securities convertible into our ordinary shares that occurs on or prior to March 20, 2013. Any such challenge could have a material adverse effect on the value of our ordinary shares and the notes.

F3 Capital, which as a result of its ownership of parent’s ordinary shares, has a significant influence over us.

As of March 19, 2012, on a fully diluted basis, F3 Capital owned approximately 32.8% of our issued and outstanding ordinary shares, including shares issuable upon exercise of outstanding warrants and options and shares reserved under our Long-Term Incentive Plan. Through his ownership of F3 Capital, Hsin-Chi Su, a former director of the Company, has significant influence over matters such as the election of our directors, control over our business, policies and affairs and other matters submitted to our shareholders. As discussed above, the interests of F3 Capital and our shareholders may differ, and F3 Capital is under no fiduciary duty to consider the interests of our company or our shareholders.

Risks Related to this Offering and the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling obligations under the notes.

As of June 30, 2012, on a consolidated basis, we had total senior indebtedness, net of discount, outstanding of approximately $2.0 billion. Subject to the restrictions in the indenture governing our senior secured notes, we may incur additional indebtedness. Our high level of indebtedness could have important consequences for an investment in us and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

•

make it more difficult for us to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•	prevent us from raising the funds necessary to repurchase notes tendered to us if there is a termination of trading, which would constitute a default under the indenture governing the notes;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•

limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit our ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.

We may still be able to incur substantially more debt after the issuance of the notes. This could exacerbate the risks associated with our substantial leverage.

Even with our existing level of debt, we and our subsidiaries may be able to incur substantial amounts of additional secured and unsecured indebtedness in the future, including debt under future credit facilities, some or all of which may be secured on a first priority basis. Although the terms of any present or future credit facilities limit our ability to incur additional debt, these terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. For example, the indenture governing our senior secured notes allows us to issue additional senior secured notes under certain circumstances, which additional senior secured notes will also be guaranteed by the guarantors and will share in the collateral that secures the senior secured notes and guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our substantial leverage.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations, including the notes, due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on or refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on the ability of our subsidiaries to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic and financial conditions in our industry, the economy generally or other risks summarized here. A significant reduction in operating cash flows could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and the ability to service our debt and other obligations, including the notes. If we are unable to service our debt or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase interest expense, leverage and operating and financial costs. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and our other indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting any of these alternatives.

The failure to generate sufficient cash flow or to achieve any of these alternatives could significantly adversely affect the value of the notes and our ability to pay amounts due under the notes. If for any reason we are unable to meet our debt service and repayment obligations, including under the notes, we would be in default under the terms of the agreements governing our indebtedness, which would allow creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights under our applicable debt agreements. Under these circumstances, lenders could compel us to apply all of our available cash to repay borrowings or they could prevent us from making payments on the notes. In addition, these lenders could then seek to foreclose on our assets to the extent such assets are collateral for the borrowings. If the amounts outstanding under our existing and future debt agreements, including the notes, were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a holder of notes.

We are a holding company and are dependent upon cash flow from our subsidiaries to meet our obligations.

We currently conduct our operations through, most of our assets are owned by, and our operating income and cash flow are generated by, our subsidiaries. As a result, cash from our subsidiaries is the principal source of funds necessary to meet our obligations under the notes and any future debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to meet our debt service obligations, including payments on the notes. Applicable tax laws may also subject such payments to us by our subsidiaries to further taxation.

In addition, the indenture governing our senior secured notes prevents the issuer of the senior secured notes, which is one of our subsidiaries, from distributing cash to us under most circumstances, so we will not be able to obtain cash from that subsidiary (and its subsidiaries) to pay the notes. The inability to transfer cash from our subsidiaries may mean that, even though they may have sufficient resources on a consolidated basis to meet our obligations, we may not be permitted to make the necessary transfers from our subsidiaries to meet such obligations.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. You may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

The Company cannot guarantee that this offering will raise sufficient amounts to fund the working capital needs of the Company.

The maximum amount of this offering is $             million, not including the underwriter’s option to purchase additional notes and any investment by F3 Capital. We cannot guarantee that the actual amounts raised in this offering will be sufficient to fund working capital needs of the Company.

The terms of the notes do not have the benefit of restrictive covenants, and the notes may be negatively impacted in the event of certain transactions.

The indenture under which the notes will be issued might not protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that limit our ability to pay dividends on, make distributions on, or redeem our capital stock and, therefore, our ability to make interest payments and the value of the notes may be negatively impacted in the event of a highly leveraged transaction or other similar transaction. Nor will the indenture restrict the incurrence of indebtedness by our subsidiaries.

Although the notes contain provisions requiring that we offer to repurchase the notes upon a “termination of trading” as described under “Description of Notes – Termination of Trading Permits Holder to Require Us to Purchase Notes,” we will not have an obligation to make a repurchase offer following acquisitions, refinancings, recapitalizations or other transactions that could affect our capital structure, such as the acquisition of all or a substantial portion of our company by another entity or the consummation of a merger transaction, unless such transactions also results in a “termination of trading” of our securities on a national securities exchange. The offshore drilling industry has seen significant consolidation in recent years with larger companies acquiring their smaller competitors. From time to time, we have engaged in discussions with other offshore drilling companies about the prospect of an acquisition transaction, we continue to have discussions about such transactions, and we expect that we will continue to have similar discussions in the future as potential opportunities arise. If we consummate such a transaction, there can be no assurance that such a transaction will constitute a “termination of trading” that would require us to make an offer to repurchase the notes.

We may be unable to repay or repurchase the notes, including following a termination of trading.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a termination of trading, as defined in the indenture, you may require us to repurchase all or a portion of your notes at a repurchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of the repurchase of the notes. We cannot assure you that we will have enough funds or be able to arrange for additional financing to pay the principal amount at maturity or to repurchase the notes upon a termination of trading or that our then-existing debt agreements will permit us to repay the principal amount at maturity or repurchase the notes.

Our failure to repay the notes at maturity or to repurchase notes upon a termination of trading would constitute an event of default under the indenture that governs the notes and may also constitute an event of default under any other indenture or other agreement governing then-existing indebtedness, which could prevent us from repurchasing the notes. If a termination of trading occurred and accelerated any other then-existing indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange for additional financing, to repay the principal amount at maturity or pay the repurchase price for the notes and amounts due under any other indebtedness.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of a termination of trading, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 101% of the principal amount plus accrued and unpaid interest on the notes, all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional ordinary shares upon conversion of the notes in the event of a termination of trading. These provisions may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities, and there is no existing market for the notes. We do not intend to apply for listing of the notes on any securities exchange or other stock market. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected and you may be unable to resell your notes or may be able to sell them only at a substantial discount. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our ordinary shares, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The conversion rate of the notes may not be adjusted for all dilutive events that may adversely affect the trading price of the notes or our ordinary shares issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our ordinary shares, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under

“Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, including, for example, an issuance of stock for cash that may adversely affect the trading price of the notes or the ordinary shares issuable upon conversion of the notes.

If you hold notes, you will not be entitled to any rights with respect to our ordinary shares, but you will be subject to all changes made with respect to our ordinary shares.

If you hold notes, you will not be entitled to any rights with respect to our ordinary shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ordinary shares), but you will be subject to all changes affecting our ordinary shares. You will have rights with respect to our ordinary shares only if you convert your notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our ordinary shares to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our ordinary shares.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue ordinary shares upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders, including holders who had previously converted their notes. Any sales in the public market of the ordinary shares issuable upon such conversion could adversely affect prevailing market prices of our ordinary shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our ordinary shares.

Upon conversion of the notes, we may pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified period of 10 trading days.

If we elect to settle our conversion obligation in cash and common stock, if any, we will be required to satisfy our conversion obligation to holders by paying cash, up to the principal amount of notes to be converted, and by delivering shares of our common stock with respect to the excess conversion value of the notes to be converted determined using the applicable stock price. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 10 trading-day period relevant to determining the applicable stock price, settlement will be delayed until at least the 13th trading day following the related conversion date (and possibly later). See “Description of Notes—Conversion Rights—Settlement upon Conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the notes and our ordinary shares could be reduced.

The notes are effectively subordinated to all liabilities of our subsidiaries and our secured debt.

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay amounts due on, the notes. As a result, the notes will be “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries (unless such indebtedness is by its terms subordinated to the notes), which as of June 30, 2012 totaled approximately $2.08 billion. In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt that we or our subsidiaries incur, to the extent of the value of the assets that secure such indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Future sales of our ordinary shares may depress the market price of our ordinary shares and the value of the notes.

In the future, we may sell additional ordinary shares to raise capital. Sales of substantial amounts of additional shares of our ordinary shares, including ordinary shares underlying the notes and ordinary shares issuable upon exercise of outstanding options as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt to equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our ordinary shares and the notes. This may impair our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our ordinary shares could also be affected by possible sales of our ordinary shares by investors who view the notes being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our ordinary shares.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands, and substantially all of our assets will be located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets may be located outside the United States. As a result, it may be difficult for holders of notes to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or executive officers.

Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2011 Revision) (as the same may be supplemented or amended from time to time) of the Cayman Islands, and the common law of the Cayman Islands. The rights of holders of the notes to take action against directors, actions by minority shareholders and the fiduciary responsibilities of directors under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law, although clearly established under Cayman Islands law, are not specifically prescribed in statute or a particular document in the same way as they would be under statutes or judicial precedent in some jurisdictions in the United States.

In particular, the Cayman Islands has a different body of securities laws which may provide significantly less protection to investors as compared to the United States, and some states, such as Delaware, which have different and judicially interpreted bodies of corporate law. The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States. There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without re-examination of the merits of the underlying dispute, provided such judgment:

•	is final;

•	is given by a court of competent jurisdiction;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•	is not in respect of taxes, a fine or a penalty; and

•	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

USE OF PROCEEDS

We estimate that the net proceeds received from the underwritten offering, after payment of the underwriter’s discount and estimated offering expenses payable by us, will be approximately $         million (or approximately $         million if the underwriter exercises its option to purchase additional notes in full). We will receive no cash proceeds from F3 Capital for the $6.5 million principal amount of notes F3 Capital is purchasing, because F3 Capital is applying a portion of the principal of the loan note dated July 30, 2010 issued by us to F3 Capital to the purchase price of the notes. We currently intend to use the net proceeds from this offering to fund capital expenditures and working capital needs as well as for general corporate purposes.

We have not determined the amounts we plan to spend on all of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending use of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our combined cash and cash equivalents, total debt and shareholders’ equity as of June 30, 2012 on an (i) actual basis, and (ii) as adjusted basis to reflect the sale of notes in this offering (after deducting the underwriter’s fee for the underwritten portion of the offering and our estimated offering expenses) and the application of the estimated net proceeds of this offering as set forth under the heading “Use of Proceeds” of this prospectus supplement.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and the notes to those financial statements appearing in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference into this prospectus supplement.

	As of June 30, 2012
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$123,709	$

11 1/2% Senior Secured Notes, net of premium of $46,601	$2,046,601		2,046,601
F3 Capital Note, net of discount of $23,935	36,065			(a)
RBC Credit Agreement	0		0
% convertible senior notes due 2042, offered hereby (b)	—

Long term debt	$2,082,666	$

Shareholders’ equity:
Ordinary shares, $0.001 par value, 400,000 shares authorized; 291,000 shares issued and outstanding	292		292
Additional paid in capital (b)	864,921
Accumulated deficit	(175,803)		(175,803)

Total shareholders’ equity	689,410

Total capitalization	$2,772,076	$

(a)	Reflects the application of $6.5 million of principal amount under the F3 Capital Note as consideration for $6.5 million principal amount of notes in the F3 Capital Placement. The completion of the F3 Capital Placement and the underwritten offering are not conditioned on the other. Closing of the F3 Capital Placement is subject to final acceptance by F3 Capital of the offering price and customary closing conditions.
(b)	In accordance with ASC 470-20, the estimated liability and equity components of this offering have been recorded in the accompanying capitalization table. The carrying amount of the liability component has been determined by measuring the fair value of a similar liability that does not have an associated equity component. The carrying amount of the equity component has been determined by deducting the fair value of the liability component from the initial proceeds ascribed to the convertible instrument as a whole.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed on the NYSE MKT under the symbol “VTG.” The following table sets forth the range of the high and low sale prices for our ordinary shares for the periods indicated.

	High	Low
Year Ending December 31, 2012:
Third Quarter (through August 10, 2012)	$1.73	$1.43
Second quarter	$1.68	$1.32
First quarter	$1.78	$1.01

Year Ending December 31, 2011:
Fourth quarter	$1.56	$1.04
Third quarter	$1.92	$0.97
Second quarter	$2.05	$1.54
First quarter	$2.26	$1.76

Year Ending December 31, 2010:
Fourth quarter	$2.25	$1.45
Third quarter	$1.61	$0.99
Second quarter	$1.89	$1.32
First quarter	$1.77	$1.29

On August 10, 2012, the closing price of our ordinary shares as reported by the NYSE MKT was $1.68 per share. Our authorized capital stock consists of 500,000,000 ordinary shares and 10,000,000 preferred shares. As of July 20, 2012, 292,350,080 ordinary shares were issued and outstanding, and no preferred shares were issued and outstanding. As of such date, there were approximately ten holders of record of our ordinary shares.

DIVIDEND POLICY

We have not paid dividends on our ordinary shares to date and do not anticipate paying cash dividends in the immediate future as we contemplate that our cash flows will be used for the continued growth of our operations. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors. We are subject to certain restrictive covenants under the terms of the agreements governing our indebtedness, including restrictions on our ability to pay any cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Six Months Ended June 30, 2012
2007	2008	2009	2010	2011
322.5x	—	—	—	—	—

For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges are the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. Earnings were insufficient to cover fixed charges by $51.9 million, $12.5 million, $74.5 million and $73.2 million for the years ended December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011 and $25.0 million for the six months ended June 30, 2012. We had no preferred shares outstanding as of the end of any of the periods shown.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

In June 2012, we and Offshore Group Investment Ltd., one of our subsidiaries (“OGIL”), entered into a secured revolving credit agreement as borrowers with Royal Bank of Canada (the “RBC Credit Agreement”) to provide us with advances and letters of credit up to an aggregate principal amount of $25.0 million, maturing June 21, 2015. Advances under the RBC Credit Agreement bear interest at the ABR (as defined in the RBC Credit Agreement) plus a margin of 3.50% or LIBOR plus a margin of 4.50%, at our option. We may prepay outstanding advances subject to certain prepayment minimums at any time.

The RBC Credit Agreement includes customary covenants and events of default, including covenants that, among other things, restrict the granting of liens on certain assets, restrict the incurrence of indebtedness and the conveyance of and modification to vessels and require us to maintain certain financial ratios and provide periodic financial reports. The RBC Credit Agreement also contains certain other covenants similar to those in the indenture governing the Notes. Advances under the RBC Credit Agreement are secured by a lien on certain of our assets, which are substantially similar to those assets pledged in connection with the Notes. We believe we were in compliance with all financial covenants of the RBC Credit Agreement at June 30, 2012.

In connection with the offering of the notes, we have entered into an amendment of our RBC Credit Agreement to permit the issuance of the notes and to remove us as borrower under the RBC Credit Agreement.

11 1/2% Senior Secured Notes

On July 30, 2010, OGIL issued $1.0 billion aggregate principal amount of notes under an indenture (the “OGIL Notes”). The OGIL Notes were issued at a price equal to 96.361% of their face value, and are fully and unconditionally guaranteed, on a senior secured basis, by us and certain of our subsidiaries. The original issue discount, reported as a direct deduction from the face amount of the OGIL Notes, will be recognized over the life of the OGIL Notes using the effective interest rate method. The OGIL Notes mature on August 1, 2015, and bear interest from the date of their issuance at the rate of 11.5% per year. Interest on outstanding OGIL Notes is payable semi-annually in arrears, commencing on February 1, 2011. The net proceeds, after fees and expenses, of approximately $931.9 million were used to acquire the Platinum Explorer, retire certain outstanding debt and for general corporate purposes.

In June 2011, OGIL issued approximately $225.0 million aggregate principal amount of additional OGIL Notes. The additional OGIL Notes were issued at a price equal to 107% of their face value, and are fully and unconditionally guaranteed, on a senior secured basis, by us and certain of our subsidiaries. The issuance premium, reported as an addition to the face amount of the OGIL Notes, will be recognized over the remaining life of the OGIL Notes using the effective interest rate method. The net proceeds, after fees and expenses, of approximately $228.1 million were used by OGIL to purchase from us all of the equity interests of P2020 Rig Co., the entity that owns the Aquamarine Driller, and the related purchase of our subsidiary that is the party to the drilling contract for the Aquamarine Driller.

We used the proceeds to repay a term loan related to the Aquamarine Driller, make the initial payment to the shipbuilder under the construction contract for the Tungsten Explorer and for general corporate purposes.

In April 2012, in connection with the acquisition of the Titanium Explorer, OGIL issued an additional $775.0 million aggregate principal amount of OGIL Notes. These additional OGIL Notes were issued at a price equal to 108% of their face value and are fully and unconditionally guaranteed, on a senior secured basis, by us and certain of our subsidiaries. The issuance premium, reported as an addition to the face amount of the OGIL Notes, is being recognized over the remaining life of the OGIL Notes using the effective interest rate method. The net proceeds, after fees and expenses, of approximately $820.6 million were used by OGIL to fund the purchase of the Titanium Explorer for approximately $169.0 million, including repayment of certain of the seller’s expenses, and pay the shipbuilder the remaining amounts due under the Titanium Explorer construction contract of approximately $608.2 million. The remaining proceeds will be used to outfit and mobilize the Titanium Explorer to the U.S. Gulf of Mexico, pay a portion of the August 2012 interest payment on the OGIL Notes and for general corporate purposes.

The OGIL Notes may be redeemed, in whole or in part at specified redemption prices plus accrued and unpaid interest on the OGIL Notes redeemed. If a change of control, as defined in the indenture, occurs, each holder of Notes will have the right to require the repurchase of all or any part of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. The indenture governing the OGIL Notes, among other things, limits OGIL and any future restricted subsidiaries’ ability, and in certain cases, our ability to: (i) incur or guarantee additional indebtedness or issue disqualified capital stock; (ii) create or incur liens; (iii) pay dividends, redeem subordinated indebtedness or make other restricted payments; (iv) transfer or sell assets; (v) incur dividend or other payment restrictions affecting restricted subsidiaries; (vi) consummate a merger, consolidation or sale of all or substantially all of our assets or those of OGIL; (vii) enter into transactions with affiliates; (viii) designate subsidiaries as unrestricted subsidiaries; (ix) engage in businesses other than a business that is the same or similar to our current business and reasonably related businesses; and (x) take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the OGIL Notes. Our future subsidiaries may become restricted subsidiaries and guarantors under limited circumstances.

F3 Capital Note

As part of the purchase price for the acquisition of the remaining interest in the entity that owned the construction contract for the Platinum Explorer, we issued a promissory note in the principal amount of $60 million to F3 Capital (the “F3 Capital Note”). The F3 Capital Note accrues interest at 5% per annum and will mature in January 2018. The F3 Capital Note could have become convertible into our ordinary shares at a conversion price of $1.10 per share; however, at our shareholder’s meeting in January 2011, shareholders did not approve the issuance of our Ordinary Shares upon conversion of the F3 Capital Note. The F3 Capital Note contains a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we offer at a price per share less than the conversion price of the F3 Capital Note so long as the F3 Capital Note is outstanding. If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the F3 Capital Note will rise to 10% per annum. A portion of the F3 Capital Note is being applied to the purchase price of the notes being sold in the F3 Capital Placement.

DESCRIPTION OF NOTES

The notes will be issued as a series of debt securities described in the accompanying prospectus under an indenture, as supplemented by a supplemental indenture (together, the “indenture”), to be dated as of the date of closing of this offering between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture as it relates to the notes and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used therein. Capitalized terms used but not otherwise defined herein are used herein as defined in the notes and the indenture. We urge you to read the notes and the indenture in their entirety because they, and not this description, define your rights as a holder of the notes. We will provide copies of the notes and the indenture to you upon written request, and they will also be available for inspection at the office of the trustee.

The indenture will not limit our ability to issue debt securities of other series in unlimited amounts from time to time under the indenture.

For purposes of this section, references to “the Company,” “we,” “our” and “us” refer only to Vantage Drilling Company and not to any of its subsidiaries, unless the context requires otherwise, and references to “holders” refer to the registered holders of notes.

General

The notes will:

•	be our general senior unsecured indebtedness, rank equal in right of payment to our other senior unsecured indebtedness and otherwise rank as described below under “—Ranking;”

•

initially be limited to an aggregate principal amount of $56,500,000 (or $64,000,000 if the underwriter’s over-allotment option with respect to the notes is exercised in full), subject to our right to issue additional notes;

•	mature on September 1, 2042, unless earlier converted, repurchased or redeemed in accordance with the indenture;

•	bear interest at a rate of % per annum on the principal amount, payable semiannually in arrears on each March 1 and September 1, beginning on March 1, 2013;

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	initially be represented by one or more notes in global form, but in certain limited circumstances may be represented by notes in definitive form (See “—Global Securities; Book-Entry; Form”).

The notes will be convertible into our ordinary shares or a combination of cash and our ordinary shares, if any, at our election, as described below under “—Conversion Rights,” based upon an initial conversion rate of             ordinary shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $            per ordinary share). In addition, for conversions by holders prior to September 1, 2017, converting holders will be entitled to a Voluntary Conversion Make Whole Payment upon conversion as described below under “Conversion Rights—Make Whole Payment in Connection with a Voluntary Conversion.” The conversion rate will be adjusted as described under “Conversion Rights—Conversion Rate Adjustments.”

The notes will be subject to redemption by us at our option on or after September 1, 2015 and before September 1, 2017 if the VWAP of our ordinary shares is greater than or equal to 125% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of redemption. In addition, we may redeem the notes at any time on or after September 1, 2017. In each case, the redemption purchase price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date, as described below under “—Optional Redemption.”

The notes will be subject to mandatory conversion at the applicable conversion rate at our option on or before September 1, 2015 if the VWAP of our ordinary shares is greater than or equal to 150% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. If we effect such a mandatory conversion, we will provide in addition to the consideration otherwise due upon conversion a Coupon Make Whole Payment as described below under “Conversion Rights—Issuer’s Conversion Option.”

The notes will be subject to repurchase by us at the option of holders on September 1, 2015 and on September 1, 2017 for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to the repurchase date as described under “—Repurchase at Option of Holders.” The notes will also be subject to purchase by us, in whole or in part, for cash at the option of holders upon the occurrence of specified termination of trading events at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to the purchase date as described under “—Termination of Trading Permits Holders to Require Us to Purchase Notes.”

We do not intend to list the notes on any national securities exchange or automated quotation system.

The indenture will not contain any financial covenants and will not limit our ability or the ability of our subsidiaries to, among other things, create, incur, assume or guarantee additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities, including our ordinary shares, create or permit to exist liens on our assets or property, make investments or enter into transactions with one or more affiliates. In addition, the indenture will not provide any protection to holders of notes in the event of a highly leveraged transaction or fundamental change, except as, and only to the limited extent, described under “—Termination of Trading Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets.”

Additional Notes

We may, from time to time, without notice to, or the consent of, holders of the notes, issue additional notes under the indenture with the same terms (other than with respect to the date of issuance and issue price thereof) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially issued under the indenture for U.S. federal income tax purposes, such additional notes shall have a separate CUSIP number. The notes and any additional notes subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including, without limitation, with respect to waivers, amendments, voting rights and offers to repurchase the notes.

Ranking

The notes will be our general senior unsecured indebtedness and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to all of our future indebtedness that is expressly subordinated to the notes, but the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of June 30, 2012, we had:

•	approximately $2.05 billion of secured indebtedness outstanding, including a $0.05 billion premium;

•	approximately $36.1 million of senior unsecured indebtedness outstanding, net of a $23.9 million discount; and

•	no subordinated indebtedness outstanding.

Our subsidiaries will not guarantee our obligations under the notes. As such, the notes will be effectively subordinated to all debt and other liabilities of our subsidiaries. See “Risk Factors– The notes are effectively subordinated to all liabilities of our subsidiaries and our secured debt.” As of June 30, 2012, Offshore Group Investment Limited, one of our subsidiaries, is the issuer of secured indebtedness referenced above and certain of our other subsidiaries are guarantors of such indebtedness. Our subsidiaries have no other indebtedness or other liabilities of a type required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles (including trade payable and excluding intercompany liabilities) other than guarantees of the secured indebtedness referenced above. The indenture will not limit the amount of additional indebtedness, including senior or secured indebtedness, that we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will make all payments on the notes exclusively in such currency of the United States as at the time of payment will be legal tender for the payment of public and private debts. The trustee will initially act as the registrar and the paying agent for notes. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

We will pay principal of, and premium (if any) and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global securities.

We will pay the principal of, and premium (if any) on, certificated notes in cash at the corporate trust office of the trustee in the United States and at any other office or agency in the United States maintained or designated by us for such purpose. We will pay interest on certificated notes (i) to registered holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the registered holders of these notes and (ii) to registered holders having an aggregate principal amount of more than $5,000,000, either by check mailed to the registered holder of these notes or, upon application by such holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to such holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

The registered holder of a note (including DTC or its nominee in the case of notes issued in global form) will be treated as the owner for all purposes. Only registered holders will have rights under the indenture.

If any scheduled payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

The term “business day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to close or be closed.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or purchase, except, in each case, for that portion of the notes not being purchased, converted or redeemed.

Interest

The notes will bear interest at a rate of             % per annum from the original date of issuance of the notes under the indenture, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013. Interest will be paid to the person or entity in whose name a note is registered at 5:00 p.m., New York City time, on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”); provided, however, that on the stated maturity date, we will pay accrued interest to the person or entity to whom we pay the principal amount, regardless of whether such person is the holder of record. If notes are surrendered for conversion after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, a holder that surrenders notes for conversion during the period after 5:00 p.m., New York City time, on any regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, must also submit to the conversion agent funds equal to the amount of interest, if any, payable on the notes so converted; provided that no such payment need be made:

•

if we have specified a redemption date, mandatory conversion date or a termination of trading repurchase date (as defined below) that is after a record date and on or prior to the business day immediately following the interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•

if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding a required repurchase date or the maturity date and before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date or the maturity date for the notes.

Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase.

Optional Redemption

Except as provided below, the notes will not be redeemable at our option until September 1, 2015. At any time on or after September 1, 2015 and before September 1, 2017, we will have the right, at our option, to redeem the notes for cash in whole or in part if the VWAP of our ordinary shares is greater than or equal to 125% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to our notice of redemption. On or after September 1, 2017, we may redeem the notes for cash in whole or in part at any time or from time to time. In each case, the redemption price will equal 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest to the date of redemption. However, if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such interest payment date to the holder of record at 5:00 p.m., New York City time, on the corresponding record date, and not to the holder submitting the notes for redemption, if different.

If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed (in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof) by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate in accordance with the applicable procedures of DTC. The trustee shall make such election within seven calendar days from its receipt of a notice of redemption from us. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes after the redemption notice is given and prior to the redemption date, the converted portion will be deemed to be from the portion selected for redemption.

We are required to give notice of redemption on a date that is not less than 20 nor more than 60 calendar days before the redemption date to each holder of notes to be redeemed, and will concurrently deliver to the trustee and the conversion agent a copy of such redemption notice. Notices of redemption may not be conditional.

In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any note during a period of 15 days before the redemption notice is sent, or register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion Rights

General

Prior to 5:00 p.m., New York City time, on the business day immediately preceding the stated maturity date and subject to the terms of the indenture, holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes into our ordinary shares, or at our election, cash and our ordinary shares, if any, based on an initial conversion rate of             ordinary shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $            per ordinary share). We refer to the foregoing as the “conversion obligation.” In addition to the foregoing, in certain circumstances holders may be entitled to receive upon conversion of notes a Voluntary Conversion Make Whole Payment or a Coupon Make Whole Payment as described below under “—Make Whole Payment in Connection with a Voluntary Conversion” and “—Issuer’s Conversion Option.”

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time, rounded to the nearest cent. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof.

Our settlement of the conversion obligation as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of, and any premium (if any) on, the converted notes; and

•	accrued and unpaid interest on such notes.

As a result, accrued and unpaid interest on the notes will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

We will pay any documentary, stamp or similar issue or transfer tax due on the issuance and delivery of any ordinary shares upon conversion, unless the tax is due because a holder requests any ordinary shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax. In addition, we will pay any other costs or expenses incurred in connection with the issuance and delivery of any ordinary shares upon conversion.

The holders’ ability to surrender notes for conversion will expire at 5:00 p.m., New York City time, on the business day immediately preceding the stated maturity date.

Conversion Procedures

If you hold a beneficial interest in a global security and elect to voluntarily convert all or any portion of your beneficial interest, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global security.

If you hold a certificated note and elect to voluntarily convert all or any portion of such certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice and the note to the conversion agent (and provide a copy to us);

•	if required, furnish appropriate endorsements and transfer documents; and

•	pay any required transfer taxes or duties payable by you.

Once delivered, a conversion notice will be irrevocable. The last date on which you comply with these requirements in connection with a voluntary conversion is the “conversion date” for such voluntary conversion under the indenture.

If we elect to mandatorily convert the notes as described below under “—Issuer’s Conversion Option,” the notes converted pursuant to such election will be converted automatically, with no further action by the holders thereof, on the conversion date specified in the notice of conversion, which will be deemed the “conversion date” for such mandatory conversion under the indenture.

In the event of any voluntary or mandatory conversion, the notes will be deemed to have been converted immediately after 5:00 p.m., New York City time, on the applicable conversion date. A holder receiving our ordinary shares upon conversion or in respect of a Voluntary Conversion Make Whole Payment or Coupon Make Whole Payment will not be entitled to any rights as a holder of our ordinary shares, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until 5:00 p.m., New York City time, on the applicable settlement date with respect to such shares described below under “—Settlement upon Conversion,” “—Make Whole Payment in Connection with a Voluntary Conversion,” or “—Issuer’s Conversion Option.”

If a holder has already delivered a termination of trading purchase notice (as defined below) as described under “—Termination of Trading Permits Holders to Require Us to Purchase Notes” or a repurchase notice (as defined below) as described under “—Repurchase at Option of Holders,” the holder may only surrender that note for conversion if it withdraws the applicable notice in accordance with the indenture. If the notes are called for redemption, a holder’s conversion rights on the notes called for redemption will expire at 5:00 p.m., New York City time, on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

Settlement upon Conversion

In the event that we receive a holder’s notice of conversion, we will notify the relevant holders within two business days following the conversion date whether we will satisfy the related conversion obligation through delivery of (i) our ordinary shares equal to the applicable conversion rate (plus cash in lieu of any fractional shares) (“full share settlement”) or (ii) a combination of cash and our ordinary shares as described below (“net share settlement”). Notwithstanding the foregoing, (a) if we elect to redeem the notes, we will, in our notice of redemption, specify whether we will settle the conversion obligations with respect to notes called for redemption with full share settlement or net share settlement, which election shall apply to all notes converted following our such notice of redemption, and (b) if we elect to effect a mandatory conversion of the notes as described below under “—Issuer’s Conversion Option”, we will specify in our notice of mandatory conversion whether we will settle such mandatory conversion with full share settlement or net share settlement. If we do not make a settlement election, we will be deemed to have elected to settle conversion obligations of notes using full share settlement.

We will treat all converting holders with the same conversion date using the same settlement method, but we may settle conversions occurring on different conversion dates using different settlement methods.

If we elect to settle our obligation to convert the notes with full share settlement, we will deliver, within three business days following the conversion date for each $1,000 principal amount of notes, a number of our ordinary shares equal to the applicable conversion rate, plus cash in lieu of any fractional shares determined as described below.

If we elect to settle our conversion obligation with net share settlement, we will deliver, as soon as practicable following the determination of the applicable stock price, for each $1,000 principal amount of notes:

•	cash in an amount equal to the lesser of (a) the conversion value and (b) $1,000;

•	if the conversion value is greater than $1,000, a number of ordinary shares equal to the difference between the conversion value and $1,000, divided by the applicable stock price; and

•	cash in lieu of any fractional shares as described below.

The “conversion value” for each $1,000 principal amount of notes is an amount equal to the applicable conversion rate multiplied by the applicable stock price.

The “applicable stock price” means the average of the VWAP of our ordinary shares for the 10 consecutive trading days next succeeding the applicable conversion date.

The “VWAP” of our ordinary shares on any trading day means such price as is displayed on Bloomberg page “VTG <EQUITY> VWAP” (or its equivalent successor service or page if such service or page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the market value of one ordinary share on such trading day determined, using a volume-weighted average method, by a U.S. nationally recognized securities dealer retained by us for that purpose (which may be an underwriter of our securities, or one of such underwriter’s affiliates).

“Trading day” means, with respect to our ordinary shares or the relevant security, a day during which (i) trading in our ordinary shares or such other security generally occurs and (ii) there is no market disruption event; provided that if our ordinary shares are not admitted for trading or quotation on or by any U.S. national or regional securities exchange, “trading day” will mean any business day.

The “last reported sale price” of our ordinary shares on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that day as reported on the New York Stock Exchange or other principal U.S. securities exchange on which our ordinary shares are traded. If our ordinary shares are not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” of our ordinary shares will be the last quoted bid price per share for our ordinary shares in the over-the-counter market on the relevant date as reported by the Pink OTC Markets Inc. or similar organization selected by us. If our ordinary shares are not so quoted, the “last reported sale price” of our ordinary shares will be as determined by a U.S. nationally recognized securities dealer retained by us for that purpose (which may be an underwriter of our securities, or one of such underwriter’s affiliates). The “last reported sale price” of our ordinary shares will be determined without reference to extended or after hours trading.

“Market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our ordinary shares (or other relevant securities) are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our ordinary shares (or other relevant securities) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our ordinary shares (or other relevant securities) or in any options contracts or future contracts relating to our ordinary shares (or other relevant securities).

We will deliver cash in lieu of any fractional ordinary share otherwise issuable in connection with settlement of the conversion obligation based on the last reported sale price of our ordinary shares on the conversion date. Any of our newly issued ordinary shares will be accepted into the book-entry system maintained by DTC, and no person receiving shares shall receive or be entitled to receive physical delivery of shares, except in the limited circumstances set forth in the indenture.

Make Whole Payment in Connection with a Voluntary Conversion

If you elect to convert some or all of your notes at your option prior to September 1, 2017, in addition to the consideration issuable upon conversion as described above under “—Settlement upon Conversion,” you will receive a number of additional ordinary shares (the “Voluntary Conversion Make Whole Payment”) for the notes being converted. The Voluntary Conversion Make Whole Payment will be a number of our ordinary shares equal to the aggregate amount of interest payments that would have been payable on such converted notes from the last day through which interest was paid on the notes (or from the date of original issuance if no interest has been paid), through and including September 1, 2017, up to a maximum of $[2 years’ coupon] per $1,000 principal amount of notes divided by the greater of (i) the VWAP of our ordinary shares on the conversion date, and (ii) $1.00 (subject to inversely proportionate adjustment in the event of any adjustment to the conversion rate described below under “—Conversion Rate Adjustments”).

Delivery of any Voluntary Conversion Make Whole Payment shares will be made within three business days of the conversion date, in the same manner as shares delivered in settlement of the conversion obligation (including with respect to cash in lieu of fractional shares) described above under “—Settlement upon Conversion.”

Issuer’s Conversion Option

At any time on or prior to September 1, 2015, we may elect to mandatorily convert some or all of the notes at the then applicable conversion rate if the VWAP of our ordinary shares is greater than or equal to 150% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. In connection with any mandatory conversion pursuant to this provision prior to September 1, 2015, you will receive upon conversion, in addition to the consideration issuable upon conversion described above under “—Settlement upon Conversion,” a payment in cash or our ordinary shares (the “Coupon Make Whole Payment”) for the notes being converted in an amount equal to $[2 years’ coupon] per $1,000 principal amount of notes converted.

We may settle the Coupon Make Whole Payments in cash or in our ordinary shares, at our election as specified in the notice described below. If we elect to settle the Coupon Make Whole Payments in our ordinary shares, we will deliver to each holder of converted notes a number of ordinary shares at settlement equal to the amount of the Coupon Make Whole Payment owed to such holder divided by the average of the VWAP of our ordinary shares for the 10 consecutive trading days next succeeding the mandatory conversion date. Delivery of the Coupon Make Whole Payments that we elect to pay in cash will be made concurrently with delivery of the other consideration to be delivered upon conversion as described above under “—Settlement upon Conversion.” Delivery of the Coupon Make Whole Payments that we elect to pay in ordinary shares will be made as promptly as practicable following determination of the number of shares to be delivered as set forth above, in the same manner as shares delivered in settlement of the conversion obligation (including with respect to cash in lieu of fractional shares) described under “—Settlement upon Conversion.”

In order to exercise our mandatory conversion right, we must provide a notice of conversion to all record holders of the notes on or before the fifth trading day following the 30 consecutive trading day period, described in the second preceding paragraph at their addresses shown in the register of the registrar, with a copy to the trustee, the conversion agent and the paying agent. The conversion notice shall specify:

•	the conversion date for such mandatory conversion, which shall be not less than 20 nor more than 30 days following the date of the notice of conversion;

•	the applicable conversion rate in effect on the date of the conversion notice;

•	whether we will settle the conversion obligations with respect to the mandatory conversion using full share settlement or net share settlement;

•	the amount of notes we are electing to convert; and

•	whether we will be paying the Coupon Make Whole Payment, if any, in cash or in our ordinary shares.

Simultaneously with providing such notice, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

If we elect to convert less than all of the notes then outstanding, the trustee will select the notes to be converted (in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof) by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. If any note is to be converted in part only, a new note in principal amount equal to the unconverted principal portion will be issued.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes are permitted to participate (as a result of holding the notes and contemporaneously with ordinary shareholders) in any of the transactions described below as if such holders of the notes held a number of our ordinary shares equal to (i) (A) the principal amount of notes held by such holder, divided by (B) 1,000, multiplied by (ii) the applicable conversion rate in effect immediately prior to the ex-dividend date, expiration date or other effective date of the applicable transaction, without having to convert their notes.

As used in this section, “ex-dividend date” means the first date on which our ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant distribution, dividend or issuance.

Adjustment Events

(1) Issuances by us of our ordinary shares to all or substantially all holders of our ordinary shares as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’ OS0

where,

CR’	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

OS0	=	the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

OS’	=	the number of our ordinary shares that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this clause (1), the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include our ordinary shares held in treasury, if any. We will not pay any dividend or make any distribution on our ordinary shares held in treasury, if any.

(2) Subdivisions or combinations of our ordinary shares, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’ OS0

where,

CR’	=	the conversion rate in effect on the effective date of such subdivision or combination;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination;

OS0	=	the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination; and

OS’	=	the number of our ordinary shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(3) Issuances by us to all or substantially all holders of our ordinary shares of rights (other than rights issued pursuant to a shareholder rights plan) or warrants to purchase, for a period expiring within 45 calendar days of the date of announcement, our ordinary shares at an aggregate price per share less than the average of the last reported sale prices of our ordinary shares during the 10 consecutive trading day period ending on the trading day immediately preceding the date that the issuance of the rights or warrants was first publicly announced, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	(OS0 + Y) (OS0 + Z)

where,

CR’	=	the conversion rate in effect on the ex-dividend date for such issuance;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;

OS0	=	the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance;

Y	=	the total number of our ordinary shares issuable pursuant to such rights or warrants; and

Z	=	the number of our ordinary shares equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the average of the last reported sale prices of our ordinary shares during the 10 consecutive trading day period ending on the trading day immediately preceding the date such issuance was first publicly announced.

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to issue such rights or warrants, to be the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or ordinary shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of our ordinary shares actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For purposes of this clause (3), the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance shall not include ordinary shares held in treasury, if any. We will not issue any rights or warrants in respect of our ordinary shares held in treasury, if any.

(4) Distributions by us to all or substantially all holders of our ordinary shares of shares of our share capital, evidences of our indebtedness or assets, including securities, but excluding:

•	any dividends or distributions referred to in clause (1) above;

•	shares delivered in connection with subdivisions of our ordinary shares referred to in clause (2) above;

•	the rights and warrants referred to in clause (3) above;

•	any spin-off to which the provisions set forth in the next paragraph below in this clause (4) shall apply;

•	the rights or warrants referred to in the last paragraph of this clause (4) below (to the extent and as specified therein); and

•	any dividends and distributions referred to in clause (5) below;

then, for these non-excluded transactions and events, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0 (SP0 – FMV)

where,

CR’	=	the conversion rate in effect on the ex-dividend date for such distribution;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution;

SP0	=	the average of the last reported sale prices of our ordinary shares during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors) on the ex-dividend date for such distribution of shares of our share capital, evidences of our indebtedness or assets, including securities, so distributed, expressed as an amount per ordinary share.

If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our ordinary shares consists of shares of our share capital of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a “spin-off”) that are, or, when issued, will be, traded or listed on the Nasdaq Stock Market, the New York Stock Exchange or any other U.S. national securities exchange or market (a “public spin-off”), then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	(FMV0 + MP0) MP0

where,

CR’	=	the conversion rate in effect on the ex-dividend date for such distribution;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution;

FMV0	=	the average of the last reported sale prices of the share capital or similar equity interests distributed to holders of our ordinary shares applicable to one ordinary share during the 10 consecutive trading day period commencing on and including the effective date of the spin-off; and

MP0	=	the average of the last reported sale prices of our ordinary shares during the 10 consecutive trading day period commencing on and including the effective date of the spin-off.

Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to make such distribution, to the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the delivery requirements set forth under “—Settlement upon Conversion,” if an adjustment to the conversion rate is required pursuant to this clause (4) during any settlement period in respect of notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

For purposes of conversion rate adjustments, rights or warrants distributed by us to all or substantially all holders of our ordinary shares entitling the holders thereof to subscribe for or purchase shares of our share capital (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “trigger event”): (i) are deemed to be transferred with such ordinary shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of ordinary shares, shall be deemed not to have been distributed for purposes of conversion rate adjustments and no adjustment to the conversion rate under “—Conversion Rate Adjustments” will be required until the occurrence of the earliest trigger event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the conversion rate shall be made under this clause (4), except as set forth under “—Treatment of Rights Plan.” If any such rights or warrants are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase or exchangeable for additional or different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and trigger event with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants to the extent not exercised by any of the holders thereof), except as set forth in “—Treatment of Rights Plan.” In addition, except as set forth in “—Treatment of Rights Plan,” in the event of any distribution (or deemed distribution) of rights or warrants, or any trigger event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the conversion rate under “—Conversion Rate Adjustments” was made (including any adjustment contemplated by “—Treatment of Rights Plan”), (a) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the conversion rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of our ordinary shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of our ordinary shares as of the date of such redemption or repurchase, and (b) in the case of such rights or warrant that shall have expired or been terminated without exercise by any holders thereof, the conversion rate shall be readjusted as if such rights and warrants had not been issued.

(5) Dividends or other distributions by us consisting exclusively of cash to all or substantially all holders of our ordinary shares (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up), in which the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0 (SP0 – C)

where,

CR’	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

SP0	=	the average of the last reported sale prices of our ordinary shares during the 10 consecutive trading day period ending on, and including, the trading date immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per ordinary share we pay as a dividend or otherwise distribute to holders of our ordinary shares.

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6) Purchases of our ordinary shares pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our ordinary shares, to the extent that the fair market value (as determined below) of the cash and any other consideration included in the payment per ordinary share, exceeds the last reported sale price of our ordinary shares on the trading date immediately after the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), as it may be amended, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	AC + (SP’ × OS’) (SP’ × OS0)

where,

CR’	=	the conversion rate in effect on the trading day immediately following the expiration date;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date;

AC	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and other consideration paid or payable for the ordinary shares validly tendered or exchanged and not withdrawn as of the expiration date;

OS0	=	the number of our ordinary shares outstanding immediately before the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) (prior to giving effect to such tender or exchange offer);

OS’	=	the number of our ordinary shares outstanding immediately after the expiration time (after giving effect solely to such tender or exchange offer); and

SP’	=	the average of the last reported sale prices of our ordinary shares during the 10 consecutive trading day period commencing on, and including, the trading day immediately after the expiration date.

Any adjustment pursuant to clause (6) shall become effective immediately prior to 9:00 a.m., New York City time, on the 10th trading day from, and including, the trading day immediately after the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase ordinary shares pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). Notwithstanding the delivery requirements set forth under “—Settlement upon Conversion,” if an adjustment to the conversion rate is required pursuant to this clause (6) during any settlement period in respect of notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

If we adjust the conversion rate pursuant to any of the above provisions, we will promptly deliver to the trustee and the conversion agent an officers’ certificate setting forth the applicable conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Events that Will Not Result in Adjustments

If we distribute to holders of our ordinary shares assets (including cash), shares of our share capital, evidences of indebtedness, securities or rights, warrants or options to purchase our securities, other than with respect to a public spin-off, as to which clauses (4) or (5) under “—Adjustment Events” above apply, if the fair market value (as determined by our board of directors) of the assets (including cash), shares of our share capital, evidences of indebtedness, securities or rights, warrants or options so distributed applicable to one ordinary share equals or exceeds the average of the last reported sale prices of our ordinary shares during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution, rather than being entitled to an adjustment in the conversion rate, a holder of notes will be entitled to receive upon conversion, in addition to ordinary shares, and, if applicable, cash payable on conversion, the kind and amount of assets (including cash), shares of our share capital, evidences of indebtedness, securities or rights, warrants or options to purchase our securities, as applicable, that such holder would have received if such holder had converted such notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

No adjustment need be made for rights to purchase our ordinary shares pursuant to any existing or future plan for reinvestment of dividends or interest. Interest will not accrue on any cash into which the notes are convertible. The applicable conversion rate shall be adjusted only once for a single event or occurrence that would require an adjustment under more than one of the foregoing adjustment events.

Except as stated herein, we will not adjust the conversion rate for the issuance of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares or carrying the right to purchase any of the foregoing. The applicable conversion rate will also not be adjusted under certain circumstances described under “—Rights of Holders with Respect to Distributions Following a Termination of Trading Transaction.”

Treatment of Reference Property

If we:

•	reclassify or change our ordinary shares (other than changes in par value or changes resulting from a subdivision or combination); or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our property or assets to another person,

and, in either case holders of our ordinary shares receive stock, other securities or other property or assets (including cash or any combination thereof), with respect to or in exchange for their ordinary shares, then from and after the effective date of such transaction, each outstanding note will, without the consent of any holders of the notes become convertible into, in lieu of ordinary shares otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our ordinary shares in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property,” with a “unit” of reference property being the kind and amount of reference property that a holder of one ordinary share would receive in such transaction). In addition, from and after the effective date of such transaction, ordinary shares that would be delivered under the provisions described under “—Make Whole Payment in Connection with a Voluntary Conversion” and “—Issuer’s Conversion Option” following such transaction will instead be delivered in the form of reference property, and appropriate provisions will be made, as determined in good faith by our board of directors, to provide the value and give effect to the intent of such provisions. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of the notes, as set forth under “—Settlement upon Conversion” and (ii) the VWAP for purposes of the provisions set forth under “—Settlement upon Conversion” will be calculated based on the value of a unit of reference property in a manner reasonably consistent with such definition as determined in good faith by the Company’s board of directors. If the transaction causes our ordinary shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will become convertible (and payments in ordinary shares made in respect of Voluntary Conversion Make Whole Payments or Coupon Make Whole Payments upon conversion) will be deemed to be the kind and amount of consideration elected to be received by a majority of our ordinary shares voting for such election (if electing between two types of consideration) or a plurality of our ordinary shares voting for such an election (if electing between more than two types of consideration), as the case may be. The occurrence of an event described in the bullets in the first sentence hereof that results in an adjustment to the consideration into which the notes become convertible pursuant to “—Treatment of Reference Property” shall not result in an adjustment to the applicable conversion rate pursuant to “—Conversion Rate Adjustments.” Notwithstanding anything herein to the contrary, in certain circumstances, the notes will not become convertible into, in lieu of ordinary shares otherwise deliverable, the consideration received by holders of our ordinary shares described herein unless such holder has exercised its conversion right as described under “—Rights of Holders with Respect to Distributions Following a Termination of Trading Transaction.” We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.

A change in the conversion right could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise established definition of the phrase “all or substantially all” of our property or assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, lease, transfer, conveyance or other disposition of less than all of our assets.

The amount of cash and any reference property a holder of notes receives will be based on the conversion value of the reference property and the applicable conversion rate, as described above.

Treatment of Rights Plan

We do not currently have a shareholder rights plan relating to our ordinary shares. If we have a shareholder rights plan in effect upon conversion of the notes into ordinary shares, you will receive, in addition to such ordinary shares, rights under our shareholder rights plan, unless prior to such conversion, the rights have separated from our ordinary shares, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our ordinary shares, shares of our share capital, evidences of indebtedness or assets as described in clause (4) under “—Adjustment Events” above (with such separation being deemed the occurrence of a trigger event for purposes of clause (4) under “—Adjustment Events” above). For purposes of calculating the per share fair market value of the shares of the Company’s share capital, evidences of indebtedness or assets, including securities, distributed with respect to each outstanding ordinary share under clause (4) under “—Adjustment Events” above, any of our ordinary shares held by any person who is ineligible to receive such distribution under the terms of the rights plan shall not be deemed outstanding. We agree that any rights plan adopted by us shall provide for the foregoing rights upon conversion of the notes. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to ordinary shares, the rights described therein with respect to such ordinary shares (unless such rights or warrants have separated from the ordinary shares) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

Voluntary Increases of Conversion Rate

In addition to the conversion rate adjustments pursuant to clauses (1) through (6) under “—Adjustment Events” above, we may from time to time, to the extent permitted by law and subject to the applicable rules of the New York Stock Exchange or the applicable rules of any stock exchange on which our ordinary shares are listed at the relevant time, increase the conversion rate of the notes by a specified amount for a period of at least 20 business days, if the increase is irrevocable during the period and our board of directors has made a determination that such increase would be in our best interest. In that case, we will give at least 15 calendar days’ prior notice of the effective date of such increase. We may also (but are not required to) make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our ordinary shares resulting from any dividend or distribution of ordinary shares (or rights to acquire ordinary shares) or from any event treated as such for income tax purposes.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our ordinary shares, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate an average of last reported sale prices over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate that occurs, at any time during the period during which the average is to be calculated. In addition, if during a period applicable for calculating the VWAP or last reported sale price of our ordinary shares an event occurs that requires an adjustment to the conversion rate, the VWAP or last reported sale price of our ordinary shares shall be calculated for such period in a manner determined in good faith by us to appropriately reflect the impact of such event on the price of our ordinary shares during such period.

Rights of Holders with Respect to Distributions Following a Termination of Trading Transaction

If we publicly announce our intention to enter into a transaction that would involve a sale, lease, transfer, conveyance or other disposition of all or substantially all of our property or assets to another person which we reasonably believe will result in (i) a termination of trading (as defined below), (ii) another person’s assumption of our obligations under the indenture governing the notes, and (iii) a dividend or other distribution of consideration received in such transaction to holders of our ordinary shares, holders of notes will not have any rights to receive cash, capital stock, evidences of indebtedness, securities or rights, warrants or options to purchase securities, or any other property or assets (or any combination thereof) that are distributed to holders of our ordinary shares in connection with any such transaction and no adjustment to the conversion rate will be made unless such holder of notes shall have given its notice of conversion prior to the close of business on the record date for any such distribution; provided that we have given notice to holders of notes of and publicly announced by press release, in each case not less than 20 days prior to such record date, such record date and specifying that holders must convert prior to the close of business on such record date in order to participate in such distribution.

Termination of Trading Permits Holders to Require Us to Purchase Notes

If a termination of trading (as defined below) occurs at any time prior to the stated maturity date, each holder will have the right (the “termination of trading purchase right”), at that holder’s option, to require us to purchase for cash all or a portion of that holder’s notes in integral multiples of $1,000, on a date of our choosing that is not less than 20 nor more than 35 business days after the date of the termination of trading notice described below, subject to extension to comply with applicable law (the “termination of trading purchase date”). The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to the termination of trading purchase date (the “termination of trading purchase price”). However, if the termination of trading purchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such interest payment date to the record holder on the record date corresponding to such interest payment date, and the termination of trading purchase price payable to the holder who presents a note for purchase will be 100% of the principal amount of such note.

A “termination of trading” means (i) the cessation of trading of our ordinary shares, which will be deemed to have occurred if our ordinary shares are not listed for trading on a U.S. national securities exchange, or (ii) a public announcement by us of a cessation of trading that it contemplates will occur; provided however, that a transaction as a result of which our ordinary shares are converted into or exchanged for consideration at least 90% of which consists of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange will not be deemed a “termination of trading.”

On or before (i) the 5th calendar day after the occurrence of a termination of trading under clause (i) of such definition and (ii) the 5th calendar day after the consummation of the transaction that is the subject of the public announcement described under clause (ii) of the definition of termination of trading, and, in each case, promptly following any extension of the termination of trading purchase date to comply with applicable law, we will provide or cause to be provided to all record holders of the notes on the date of the termination of trading at their addresses shown in the register of the registrar, with a copy to the trustee, the conversion agent and the paying agent, a written notice of the occurrence of the termination of trading and the resulting purchase right (the “termination of trading notice”). Such notice shall state, among other things, the event causing the termination of trading and the procedures you must follow to require us to purchase your notes. Simultaneously with providing such notice, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

To exercise your purchase right, you must deliver at any time after the occurrence of the termination of trading and prior to 5:00 p.m., New York City time, on the business day immediately preceding the termination of trading purchase date, a written notice to the paying agent of your exercise of your termination of trading purchase right in the form entitled “Form of Termination of Trading Purchase Notice” provided as an exhibit to the indenture duly completed (the “termination of trading purchase notice”) (together with the notes to be purchased, if certificated notes have been issued). The termination of trading purchase notice must state:

•	if you hold certificated notes, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of the notes to be purchased, which must be $1,000 or integral multiples thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

If you hold a beneficial interest in a global security, the termination of trading purchase notice must comply with appropriate DTC procedures.

You may withdraw your termination of trading purchase notice in whole or in part at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the purchase date by delivering a written notice of withdrawal to the paying agent. If a termination of trading purchase notice is given and withdrawn during that period, we will not be obligated to purchase the notes listed in the termination of trading purchase notice that are the subject of such withdrawal notice. The withdrawal notice must state:

•	if you hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes, which must be $1,000 or integral multiples thereof; and

•	the principal amount, if any, which remains subject to the termination of trading purchase notice, which must be $1,000 or integral multiples thereof.

If you hold a beneficial interest in a global security, your withdrawal notice must comply with appropriate DTC procedures.

Payment of the termination of trading purchase price for notes for which a termination of trading purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the termination of trading purchase price for the notes will be made promptly following the later of the termination of trading purchase date and the time of book-entry transfer or delivery of the notes, as the case may be.

If the paying agent holds on the termination of trading purchase date cash sufficient to pay the termination of trading purchase price of the notes that holders have elected to require us to purchase, then, as of the termination of trading purchase date:

•

such notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•

all other rights of such holders with respect to such notes will terminate, other than the right to receive the termination of trading purchase price and, subject to the provisions described above, accrued and unpaid interest upon delivery or transfer of the notes.

In connection with any purchase pursuant to exercise of the termination of trading purchase right, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to purchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to purchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to purchase the notes.

The term termination of trading is limited to a specified event and may not include other events that might adversely affect our financial condition. Our obligation to purchase the notes upon a termination of trading would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a termination of trading but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the notes.

If a termination of trading were to occur, we may not have enough funds to pay the termination of trading purchase price. Any debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our purchase of the notes under certain circumstances. If we fail to purchase the notes when required following a termination of trading, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with provisions permitting the holders thereof to accelerate or to require us to purchase such indebtedness upon the occurrence of specified events or on some specific dates.

No notes may be purchased at the option of holders upon a termination of trading if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the termination of trading purchase price of the notes.

Repurchase at Option of Holders

On September 1, 2015 and on September 1, 2017, holders will have the right to require us to repurchase all or a portion of that holder’s notes in integral multiples of $1,000, for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with accrued and unpaid interest on the principal amount of the notes repurchased, to but excluding the date of repurchase. However, if the repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such interest payment date to the holder of record at 5:00 p.m., New York City time, on the corresponding record date, and not to the holder submitting the notes for repurchase, if different.

We may be unable to repurchase a holder’s notes upon exercise of the repurchase right. Our ability to repurchase notes in cash in the future may be limited by the terms of existing or future agreements governing our indebtedness. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

We are required to give notice of the right to require us to repurchase on a date that is not less than 20 nor more than 60 business days before the applicable repurchase date to each holder of notes to be redeemed. This notice will state, among other things, the procedures that a holder must follow to require us to repurchase its notes.

To exercise the repurchase right, a holder must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the business day prior to the applicable repurchase date, a written notice to the paying agent and us of its exercise of the repurchase right in the form entitled “Form of Repurchase Notice” provided as an exhibit to the indenture duly completed (the “repurchase notice”) (together with the notes to be repurchased, if certificated notes have been issued). The repurchase notice must state:

•	the certificate numbers of the notes to be repurchased, if they are in certificated form;

•	the portion of the principal amount of your notes to be repurchased, which must be $1,000 or integral multiples thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If a holder holds a beneficial interest in a global security, the repurchase notice must comply with appropriate DTC procedures.

A holder may withdraw its repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice that are the subject of such withdrawal notice. The withdrawal notice must state:

•	the certificate numbers of the notes to be withdrawn, if they are in certificated form;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or integral multiples thereof.

If a holder holds a beneficial interest in a global security, the withdrawal notice must comply with appropriate DTC procedures.

Payment of the repurchase price for notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the notes will be made on the later of the repurchase date and the time of book-entry transfer or delivery of the notes together with necessary endorsements, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•

such notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of such holders with respect to such notes will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

In connection with any repurchase, we will, to the extent required:

•

comply with the provisions of Rule 13e-4 Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•

file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

Reports

The indenture governing the notes will provide that any information, documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC. We also shall be required to comply with the other provisions of Section 314(a)(1) of the Trust Indenture Act. Documents filed by us with the SEC via the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system will be deemed to be delivered to the trustee, conversion agent, paying agent and holders as of the time such documents are filed via EDGAR.

Consolidation, Merger and Sale of Assets

The indenture will provide that we may not, in a single transaction or through a series of transactions, consolidate or merge or combine with or into any Person, or sell, assign, convey, transfer, lease or dispose of all or substantially all of our and our subsidiaries’ property or assets, taken as a whole, in one transaction or a series of related transactions, to any Person, unless:

(1)	either (x) we are the continuing or surviving Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the Cayman Islands, the United States of America or any state thereof, or any other similar jurisdiction so long as neither the laws of any such jurisdiction nor any such transaction would adversely affect the holders, and expressly assumes by supplemental indenture in a form reasonably satisfactory to the trustee all of our obligations under the notes and the indenture, including payment of the principal amount and interest on the notes, and the performance and observance of all of the covenants and conditions to be performed by us;

(2)	immediately after giving effect to the transaction no default or event of default has occurred and is continuing; and

(3)	we deliver to the trustee an officers’ certificate and an opinion of counsel (subject to customary exceptions and qualifications), each stating that the consolidation, merger or transfer and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

Any sale or other disposition of assets by our subsidiaries which would constitute substantially all of our and our subsidiaries’ assets, taken as a whole, would be subject to the provisions set forth above.

Upon the consummation of any transaction effected in accordance with these provisions, the resulting, surviving or transferee Person, if other than us, will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and the notes with the same effect as if such successor Person had been named as the Company in the indenture. Upon such substitution, unless the successor is one or more of our subsidiaries, we will be released from our obligations under the indenture and the notes; provided that, in the case of a lease of all or substantially all of the property or assets of us and our subsidiaries, the Company shall not be released from any of the obligations or covenants under the indenture and the notes, including with respect to the payment of the notes.

There is no precise established definition of the phrase “all or substantially all” of our property or assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, assignment, conveyance, transfer, lease or other disposition of less than all of our property or assets.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

Each of the following will be an event of default under the indenture with respect to the notes:

(1)	default in the payment of principal of any note when due and payable at the stated maturity date, upon declaration or otherwise, or in the payment of any termination of trading purchase price, redemption price or repurchase price when due and payable;

(2)	default in any payment of interest on any note when due and payable and the continuance of such default for a period of 30 calendar days;

(3)	our failure to comply with our obligations to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and the continuance of such failure for five calendar days;

(4)	default in the payment of Voluntary Conversion Make Whole Payments described under “—Make Whole Payment in Connection with a Voluntary Conversion” or Coupon Make Whole Payments described under “—Issuer’s Conversion Option”, in each case when due and payable upon conversion and the continuance of such default for a period of five calendar days;

(5)	our failure to issue a termination of trading notice or a repurchase notice in accordance with the terms of the indenture;

(6)	our failure to comply with the covenant described under the caption “—Consolidation, Merger and Sale of Assets;”

(7)	our failure to comply with any of our other covenants or agreements contained in the notes or the indenture that are applicable with respect to the notes and such default continues for a period of 60 calendar days after our receipt of written notice to us from the trustee or our receipt of written notice to us and the trustee from the holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(8)	(x) failure by us or any of our significant subsidiaries to make any payment of the principal or interest on any mortgage, agreement or other instrument under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed in an aggregate principal amount of $15.0 million or more (or its equivalent in any other currency or currencies) in the aggregate of ours and/or any significant subsidiary, whether such indebtedness now exists or shall hereafter be created or (y) the acceleration of indebtedness for money borrowed of us or any of our significant subsidiaries in an aggregate principal amount of $15.0 million or more (or its equivalent in any other currency or currencies) because of a default with respect to such indebtedness, in each case without such default being waived or cured, such indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 calendar days after written notice of such acceleration has been received by us and/or any significant subsidiary; or

(9)	certain events of bankruptcy, insolvency, or reorganization with respect to us or any of our significant subsidiaries.

“Significant subsidiary” means any subsidiary of the Company that would be a “significant subsidiary” within the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the SEC under the Exchange Act as in effect as of the original date of issuance of the notes under the indenture.

Notwithstanding anything in this “Description of Notes” to the contrary, if in connection with purchases described under “—Termination of Trading Permits Holders to Require Us to Purchase Notes,” or repurchases described under “—Repurchase at Option of Holders,” we are required to comply with Rule 13e-4, Rule 14e-1 and any other tender offer rule under the Exchange Act or applicable state securities laws and such compliance contravenes the terms of the indenture or notes, such compliance will not, standing alone, constitute an event of default.

If an event of default occurs with respect to the notes and is continuing, the trustee by written notice to us, or the holders of not less than 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal amount plus accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal amount plus accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out the immediately preceding clause (9), the aggregate principal amount and accrued and unpaid interest will automatically become due and payable.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of all of the holders of the notes, waive any past default (except with respect to nonpayment of principal or interest or delivery of consideration upon conversion or in respect of any covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default with respect to the notes occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest or delivery of consideration upon conversion when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of not less than 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3)	such holders have offered the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the later of (a) receipt of the request from holders of not less than 25% in aggregate principal amount of the outstanding notes and (b) the offer by such holders of indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense; and

(5)	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that if an event of default has occurred and is continuing with respect to the notes, the trustee will exercise its powers and rights vested in it by the indenture to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification by the holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture will provide that if a default occurs with respect to the notes and is continuing and is known to the trustee, the trustee must send to each holder notice of the default within 30 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether or not to the knowledge of the signers we are or were at all times during the completed fiscal year in compliance with all of the conditions and covenants of the indenture. We also are required to deliver to the trustee, within 10 days after the occurrence thereof, written notice of any events which would constitute events of default, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the notes and the indenture may be amended with respect to the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	change the stated maturity of any note;

(2)	reduce the principal amount of any note;

(3)	reduce the rate, or extend the stated time for payment of interest on any note, or change our obligation to pay any Voluntary Conversion Make Whole Payment or Coupon Make Whole Payment;

(4)	reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(5)	change the place or currency of payment of principal or interest in respect of any note;

(6)	make any change that adversely affects the conversion rights of any notes, including any change to the provisions described under “—Conversion Rights,” “—Make Whole Payment in Connection with Voluntary Conversion” or “—Issuer’s Conversion Option” or impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes;

(7)	reduce the termination of trading purchase price, redemption price or repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, including any extension of the related payment dates or any change to the provisions described under “—Termination of Trading Permits Holders to Require Us to Purchase Notes” or “—Optional Redemption;”

(8)	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(9)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(10)	change the ranking of the notes.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee, subject to the requirements of the indenture, may amend the indenture and the notes to:

(1)	cure any ambiguity or omission or correct any defect or inconsistency contained in the indenture and the notes, so long as such action will not adversely affect the interests of the holders;

(2)	evidence a successor to us and the assumption by that successor of our obligations under the indenture, including to provide for the adjustments to the conversion right as set forth in “—Treatment of Reference Property;”

(3)	provide for any guarantee of the notes or secure the notes;

(4)	add to the covenants of us or our subsidiaries for the benefit of the holders or surrender any right or power conferred upon us or our subsidiaries, by the indenture;

(5)	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act or to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	evidence and provide for the acceptance of the appointment of a successor trustee;

(7)	comply with the rules of any applicable securities depositary, including DTC;

(8)	make any change that does not materially adversely affect the rights of any holder; provided that any amendment made solely to conform the provisions of the indenture or the notes to this “Description of Notes” section will be deemed not to materially adversely affect the rights of any holder; or

(9)	provide for the issuance of other series of debt securities in accordance with the indenture, and to change any provision of the indenture that is intended to be only for the benefit of debt securities other than the notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly detailing such amendment within 20 days after execution thereof; provided, however, that any such notice filed by us with the SEC via the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system will be deemed to be delivered to holders as of the time such notice is filed via EDGAR. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture, except that for purposes of determining whether the trustee shall be protected in relying on any such consent, only notes that the trustee knows are so owned shall be disregarded.

Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Discharge

We may satisfy and discharge our obligations under the indenture with respect to the notes by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon redemption, repurchase, conversion or otherwise, cash or securities sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture. In addition, in the case of a deposit, there must not exist a default or event of default with respect to the notes on the date we make the deposit and the deposit must not result in a breach or violation of, or constitute a default under, the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of accrued interest payable on the notes, the VWAP, the last reported sale prices of our ordinary shares, the conversion rate, the amount of cash and/or the number of shares or amount of other property, if any, payable or deliverable upon conversion of the notes or Voluntary Conversion Make Whole Payments or Coupon Make Whole Payments, if any, payable on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on the trustee, paying agent, conversion agent and holders of notes. We will provide a schedule of our calculations to each of the trustee, paying agent and the conversion agent, and each of the trustee, paying agent and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, registrar, paying agent and conversion agent for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. Wells Fargo Bank, National Association is also the trustee and collateral agent under our existing indenture dated as of July 30, 2010 (as amended, supplemented or otherwise modified, the “2010 Indenture”) and special collateral agent for certain secured parties and paying agent under our intercreditor agreement dated as of June 21, 2012 with respect to the 2010 Indenture and our existing credit agreement dated as of June 21, 2012.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, or shareholder of the Company, as such, will have any liability for any obligations of the Company under the notes, the indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Governing Law

The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities; Book-Entry; Form

We will initially issue the notes in the form of global securities. The global securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder will hold its beneficial interests in the global securities directly through DTC if such holder has an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriter, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Owners of beneficial interests in global securities who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable global security for all purposes under the indenture and the notes, as applicable. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in a global security, holders will not be entitled to have the notes represented by a global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency and we do not appoint a successor depositary or clearing agency within 90 days after receiving notice from DTC or becoming aware that DTC is no longer a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF OUR SHARE CAPITAL

The following description of our share capital summarizes the material terms and provisions of our share capital and updates the descriptions contained in the accompanying prospectus. For the complete terms of our share capital, please refer to our amended and restated memorandum and articles of association that are filed as exhibits to the reports incorporated by reference into this prospectus supplement.

Description of Ordinary Shares

We are currently authorized to issue 500,000,000 ordinary shares, par value $0.001 per share. As of July 20, 2012, we had 292,350,080 ordinary shares issued and outstanding. The holders of ordinary shares are entitled to one vote per share on all matters to be voted on by the shareholders. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred shares, the holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred shares, if any, then outstanding. The ordinary shares have no preemptive or conversion rights or other subscription rights. All outstanding ordinary shares are fully paid and non-assessable. We have not paid any dividends on our ordinary shares.

The transfer agent for our ordinary shares is Continental Stock Transfer & Trust Company.

Our ordinary shares are traded on the NYSE MKT under the symbol “VTG.”

Description of Preferred Shares

We are currently authorized to issue 10,000,000 preferred shares, par value $0.001 per share, subject to the unanimous approval of the Special Finance Committee of our board of directors, or the SFC. Shareholder approval is not required for us to issue preferred shares. Each class or series of preferred shares issued by us shall have the dividend, conversion, redemption, voting, liquidation and preemptive rights, and such other special rights as in each case have received approval by the SFC and are set forth in resolutions, approved by our board of directors, providing for the issuance of such preferred shares. All terms of our preferred shares will be determined by the SFC. Our amended and restated memorandum and articles of association contain no restriction on the repurchase or redemption of preferred shares by us while there is an arrearage in the payment of dividends or sinking fund installments, however, the board resolutions approving any future class of preferred shares may contain such restrictions. Our issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our ordinary shares. Our issuance of preferred shares with voting rights may adversely affect the voting power of the holders of our ordinary shares, including the loss of voting control to others.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences, as of the date of this prospectus supplement, of the purchase, ownership, conversion and disposition of the notes and our ordinary shares into which the notes are convertible. This discussion only applies to U.S. holders (as defined below) who purchase the notes upon original issuance at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and who hold the notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of its particular circumstances. For example, this discussion does not address:

•

tax consequences to U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, U.S. expatriates, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the notes as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. holders; or

•	any state, local or foreign tax consequences.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the notes or our ordinary shares into which the notes are convertible who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal tax purposes holds the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisor.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. holder would ultimately prevail in a final determination by a court.

This discussion is provided for general information only and does not constitute legal advice to any prospective purchaser of the notes. If you are considering a purchase of the notes, you are encouraged to consult your own tax advisor concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and our ordinary shares in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or under U.S. estate or gift tax laws.

Ownership and Disposition or Conversion of the Notes

Classification of the Notes as Debt

Whether an instrument is characterized as debt or equity for U.S. federal income tax purposes depends on the circumstance surrounding the issuer and the terms and operation of the instrument. We intend to treat the notes as debt for U.S. federal income tax purposes. If the notes were recharacterized as equity for U.S. federal income tax purposes, the tax consequences to you of owning and disposing of the notes could be materially different from the tax consequences discussed below. The following discussion assumes that the notes are classified as debt for U.S. federal income tax purposes.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Conversion Rights—Issuer’s Conversion Option” and “Description of Notes—Events of Default”), we may be obligated (or in the case of a mandatory conversion, elect) to make cash payments on the notes that are in excess of interest or principal on the notes. These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. This position is based, in part, on our assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will be paid. However, additional gain or income will be recognized if any such additional payment is made.

If the IRS successfully challenged our determination that the notes are not contingent payment debt instruments, you would generally be required to accrue interest income in each year, regardless of your regular method of tax accounting, on a constant yield to maturity basis based on the “comparable yield” of the notes (subject to certain adjustments). The “comparable yield” would be the rate, as of the initial issue date, at which we could have issued a fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the notes, including the level of subordination, term, timing of payments and general market conditions. Additionally, if the notes are determined to be contingent payment debt instruments, any gain realized by you upon a sale or other taxable disposition of the notes would generally be recognized as ordinary income. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are encouraged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes

Make Whole Payments

At any time on or prior to the maturity date, we may elect to mandatorily convert some or all of the notes if the sale price of our ordinary shares meets certain thresholds, in which case, holders will receive, in addition to the consideration issuable upon conversion a “Coupon Make Whole Payment” (See “Description of Notes—Conversion Rights—Issuer’s Conversion Option”). We may, at our option, settle the Coupon Make Whole Payments in cash or in our ordinary shares. The tax treatment of the Coupon Make Whole Payment is unclear. If any such amounts were paid in cash, such amounts could be characterized as (i) cash received in connection with a “recapitalization,” in which case you would recognize gain, but not loss, for U.S. federal income tax purposes in the manner described below under “—Conversion of the Notes into Cash and Ordinary Shares,” or (ii) additional cash received in a partial taxable sale of a note and partial tax-free conversion of a note, in which case you would recognize gain or loss in the manner described below under “—Conversion of the Notes into Cash and Ordinary Shares.” Alternatively, the payments of additional cash may be treated as a fee or other payment of additional interest, in either case taxable as ordinary income. If the Coupon Make Whole Payments are paid in ordinary shares, the additional shares may be treated in the manner described below in “—Conversion of the

Notes Solely into Ordinary Shares,” in which case you generally would not recognize gain or loss on receipt of the additional ordinary shares. Alternatively, the make whole shares may be treated as a fee or other payment in the nature of additional interest, in either case taxable as ordinary income.

If you elect to convert some or all of your notes prior to September 1, 2017, in addition to the consideration issuable upon conversion, you will receive a number of additional ordinary shares (“Voluntary Conversion Make Whole Payment”) as described in “Description of Notes—Conversion Rights – Make Whole Payment in Connection with a Voluntary Conversion.” The treatment of the Voluntary Conversion Make Whole Payment also is unclear. The additional ordinary shares may be treated in the manner described below in “—Conversion of the Notes Solely into Ordinary Shares,” in which case you generally would not recognize gain or loss on receipt of the additional ordinary shares. Alternatively, the make whole shares may be treated as a fee or other payment taxable as ordinary income.

The U.S. federal income tax treatment of Coupon Make Whole Payments and Voluntary Conversion Make Whole Payments are subject to significant uncertainty, and you are strongly encouraged to consult your tax advisor regarding the treatment of any such payment for U.S. federal income tax purposes.

Stated Interest on the Notes

You will be required to recognize as ordinary income all stated interest paid or accrued on the notes in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of the Notes

Upon the sale, exchange, redemption or other disposition of the notes (other than a conversion), you will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition and your adjusted tax basis in the notes. The amount realized will equal the amount of any cash received plus the fair market value of any other property received for the notes (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income if not previously included in income). Your tax basis in a note will generally equal the amount you paid for the note. Any gain or loss recognized by you on the disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations. Any capital gain generally will be U.S. source gain for U.S. foreign tax credit purposes.

Conversion of the Notes Solely into Ordinary Shares

You generally will not recognize gain or loss on the conversion of a note solely into our ordinary shares except with respect to any portion of our ordinary shares received that is attributable to accrued but unpaid interest or any cash received in lieu of a fractional share. Your holding period for our ordinary shares received upon conversion will include the period during which you held the note (except that the holding period for our ordinary shares received with respect to accrued but unpaid interest would begin on the day after the date of receipt), and your tax basis in our ordinary shares received upon conversion will equal your adjusted tax basis in the note at the time of conversion (other than any portion of the adjusted tax basis attributable to a fractional share).

Any portion of our ordinary shares received that is attributable to accrued but unpaid interest will be taxable as ordinary interest income if not previously included in income. You generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the portion of you adjusted tax basis in such note that is attributable to such fractional share. Any gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be capital gain or loss and will be long-term capital gain or loss if your holding period for the note is more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any such capital gain generally will be U.S. source gain for foreign tax credit purposes.

Conversion of the Notes into Cash and Ordinary Shares

If you convert your notes and we elect to settle the notes with a combination of our ordinary shares and cash, the U.S. federal income tax treatment is uncertain. The conversion may be treated for U.S. federal income tax purposes as a “recapitalization,” in which case you would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and (ii) the amount, if any, by which the sum of the cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and the fair market value, at the time of the conversion, of our ordinary shares received (other than any of our ordinary shares received attributable to accrued but unpaid interest) exceeds your adjusted tax basis in the note. In such case, your holding period for our ordinary shares received upon such conversion would include the period during which the note was held (except that the holding period for our ordinary shares received with respect to accrued but unpaid interest would begin on the day after the date of receipt), and your adjusted tax basis in our ordinary shares received upon such conversion would equal your adjusted tax basis in the note at the time of such conversion (other than any portion of the adjusted tax basis attributable to a fractional share), decreased by the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest), increased by the amount of gain recognized, if any (other than any gain recognized with respect to a fractional share).

Any amount of our ordinary shares or cash received that is attributable to accrued but unpaid interest would be taxable to you as ordinary interest income to the extent you have not previously included such amount in income. You generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the portion of your adjusted tax basis in the note that is attributable to such fractional share. Any gain or loss recognized on the receipt of cash in lieu of a fractional share will generally be capital gain or loss and will be long-term capital gain or loss if your holding period for the note is more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any such capital gain generally will be U.S. source gain for foreign tax credit purposes.

Alternatively, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Sale, Exchange, Redemption or Other Disposition of the Notes,” in which case the ordinary shares received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any ordinary shares received with respect to accrued but unpaid interest. In such case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the ordinary shares received and the portion of the note that is treated as sold for cash. The holding period for the ordinary shares received in the conversion would include the holding period for the notes, except that the holding period of any ordinary shares received with respect to accrued but unpaid interest would begin on the day after the date of receipt.

You are encouraged to consult your tax advisor regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances as described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a constructive distribution to such U.S. holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interests of the holders of the notes, however, will generally not be considered to result in a constructive distribution. Certain of the possible adjustments to the notes, such as adjustments made in respect of taxable dividends to our shareholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions in amounts based on the value of your increased interest in our equity, even though you have not received any cash or property as a result of such adjustments.

Any constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code, as described below under “—Ownership and Disposition of Ordinary Shares—Distributions on Our Ordinary Shares.” Such constructive distributions may not be eligible for the current preferential rates of U.S. federal income tax applicable to dividend income to non-corporate U.S. holders.

You are encouraged to consult your tax advisor regarding the proper treatment of adjustments (or failure to make adjustments) to the conversion rate and constructive distributions.

Ownership and Disposition of Ordinary Shares

Passive Foreign Investment Company Rules

If you convert your notes into our ordinary shares and we are in the current taxable year, or were to become in a future taxable year, a PFIC for U.S. federal income tax purposes, you generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described below.

In general, we will be a PFIC with respect to you if, for any taxable year included in your holding period of our ordinary shares, either (i) at least 75% of our gross income for the taxable year is “passive income” or (ii) at least 50% of the average value of all our assets (determined on the basis of a quarterly average) produce or are held for the production of those types of “passive income.” For this purpose, “passive income” generally includes, among other things, dividends, interest, certain rents and royalties, annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is generally treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income. Based on our operations described herein, we believe that our income from offshore contract drilling services should be treated as services income for purposes of determining whether we are a PFIC. Accordingly, we believe that our income from our offshore contract drilling services should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute assets that produce or are held for the production of “passive income.”

We believe that we will not be a PFIC in the current taxable year and that we will not become a PFIC in any future taxable year. The determination of whether a corporation is a PFIC is made annually and thus may be subject to change. Therefore, we can give you no assurance as to our PFIC status.

You are strongly encouraged to consult your own tax advisor about the PFIC rules, including the availability of certain elections and any reporting requirements applicable to holders of an interest in a PFIC. The remainder of this discussion assumes that we are not a PFIC for U.S. federal income tax purposes.

Distributions on Our Ordinary Shares

As discussed above under “Dividend Policy,” we do not currently anticipate paying cash distributions on our ordinary shares. In the event that we do make a distribution on our ordinary shares received upon a conversion, such distribution will generally be treated as a dividend to a U.S. holder to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing your adjusted tax basis in our ordinary shares held by you and, to the extent such portion exceeds your adjusted tax basis, the excess will be treated as gain from the disposition of our ordinary shares, the tax treatment of which is discussed below under “—Sale, Exchange, Redemption or Other Disposition of Our Ordinary Shares.” If you are a corporate U.S. holder, dividends on our ordinary shares generally will not be eligible for a dividends received deduction. If you are an individual U.S. holder, dividends, if any, received by you before January 1, 2013, may qualify for taxation at a reduced rate. Dividends generally will be foreign source income for U.S. foreign tax credit purposes.

Sale, Exchange, Redemption or Other Disposition of Our Ordinary Shares

Upon the sale, exchange, redemption or other disposition of our ordinary shares, you will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property you receive upon such disposition and (ii) your adjusted tax basis in such ordinary shares. Such capital gain or loss will be long-term capital gain or loss if your holding period in the ordinary shares is more than one year at the time of such disposition. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any capital gain you realize generally will be treated as U.S. source gain for U.S. foreign tax credit purposes.

Certain Reporting Requirements

Certain specified persons are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Accordingly, you may be required, subject to certain exceptions, to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) with respect to your interests in the notes and ordinary shares. You are encouraged to consult your tax advisor regarding the reporting requirements described above as well as any other requirements that may be applicable if you own our notes or ordinary shares.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payments on the notes or our ordinary shares and the proceeds from the sale or other disposition of the notes or our ordinary shares. You may be subject to U.S. backup withholding on these payments if you fail to provide your taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from U.S. backup withholding.

U.S. backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

You are encouraged to consult your tax advisor regarding the application of backup withholding and information reporting.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, an additional 3.8% tax will be imposed on the “net investment income” of certain U.S. individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include gross income from interest, dividends and certain gain from the disposition of property, such as the notes and our ordinary shares, less certain deductions.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of the notes and our ordinary shares, including the consequences of any proposed change in applicable laws.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

We are a Cayman Islands exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempt from complying with certain provisions of the Cayman Islands Companies Law (2011 Revision).

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that , in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking (being 27 November 2007), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our members or a payment of principal or interest or other sums due under a debenture or other obligation of us.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, by and between us and Lazard Capital Markets LLC, the underwriter for the offering, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, $50,000,000 principal amount of notes. Lazard Capital Markets LLC is the sole underwriter of the offering.

The underwriting agreement provides that the underwriter is obligated to purchase all of the notes in the offering, other than those covered by the option to purchase additional notes described below, if any are purchased, upon the satisfaction of the conditions contained in the underwriting agreement.

We have been advised by the underwriter that the underwriter proposes to offer the notes at the offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of     % of the principal amount of the notes. After the notes are released for sale, the underwriter may change the offering price and other selling terms.

We have granted the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to $7,500,000 principal amount of additional notes at the offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. We will be obligated, pursuant to the underwriter’s option to purchase additional notes, to sell these additional notes to the underwriter to the extent the option is exercised. If any additional notes are purchased, the underwriter will offer the additional notes on the same terms as those on which the notes are being offered.

The F3 Capital Placement is not a part of the underwritten offering of notes by Lazard Capital Markets LLC.

Commissions and Discounts

The following table summarizes the offering price, underwriting discounts and commissions and proceeds before expenses to us for the underwritten offering of notes assuming both no exercise and full exercise of the underwriter’s option to purchase additional notes:

	Per Note		Total
	Without Option	With Option	Without Option	With Option
Offering price	100%	100%	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate expenses payable by us in connection with the offering of notes, other than the underwriting discounts and commissions referred to above, will be approximately $        , which includes our reimbursement to the underwriter of up to $100,000 of fees for underwriter’s counsel.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Indemnification

We and the underwriter have agreed to indemnify each other, and we have also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriter may be required to make in respect of such liabilities.

Lock–up Agreements

We and each of our executive officers and directors, subject to certain customary exceptions, have agreed not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Lazard Capital Markets LLC. The 90–day “lock–up” period during which we and our executive officers and directors are restricted from engaging in transactions in our common stock or securities convertible into or exercisable or exchangeable for common stock is subject to extension such that, in the event that either (i) during the last 17 days of the “lock–up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock–up” period, we announce that we will release earnings or financial results during the 16–day period beginning on the last day of the “lock–up” period, then in either case the expiration of the “lock–up” period will be extended until the expiration of the 18–day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such an extension.

Price Stabilization, Short Positions

In order to facilitate the offering of our securities, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our notes and our common stock. Specifically, the underwriter may sell more notes than it is obligated to purchase under the underwriting agreement, creating a short position. The underwriter must close out any short position by purchasing notes in the open market. A short position may be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, our notes in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of our notes above independent market levels or prevent or slow a decline in the market price of our notes. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on websites maintained by the underwriter. The underwriter may agree to allocate a number of notes to other underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

New Issue of Notes

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriter may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Relationships

From time to time in the ordinary course of business, the underwriter and its respective affiliates have engaged in and/or may in the future engage in commercial banking, financial advisory, derivatives and/or investment banking transactions with us and our subsidiaries and other affiliates for which it has received or will receive customary fees and compensation.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The securities may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the securities may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the securities in Switzerland.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. This settlement cycle is referred to as “T+5.” Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisor.

LEGAL MATTERS

Certain legal matters in connection with this offering of our securities, including the validity of the issuance of the notes to be sold in this offering, will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands and Fulbright & Jaworski L.L.P., Houston, Texas. Vinson & Elkins L.L.P., Houston, Texas is acting as counsel for the underwriter in connection with this offering.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010, and for each of the three fiscal years in the period ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Electronic Data Gathering and Analysis Retrieval (EDGAR) System. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public on our website at www.vantagedrilling.com. Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this supplemental prospectus or the documents incorporated by reference in this supplemental prospectus. This supplemental prospectus also contains summaries of the terms of certain agreements that we have entered into that are filed as exhibits to the registration statement of which this prospectus is a part or other reports that we have filed with the SEC. The descriptions contained in this supplemental prospectus of those agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. You may request a copy of the agreements described herein at no cost by writing or telephoning us at the following address: Attention: Assistant General Counsel, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, phone number (281) 404-4700.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus supplement some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those filings. Any information contained in future SEC filings that are incorporated by reference into this prospectus supplement will automatically update this prospectus supplement, and any information included directly in this prospectus supplement updates and supersedes the information contained in past SEC filings incorporated by reference into this prospectus supplement. The information incorporated by reference, as updated, is an important part of this prospectus supplement. We incorporate by reference the following documents filed by us:

•

our annual report on Form 10-K for the fiscal year ended December 31, 2011, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our Extraordinary General Meeting in Lieu of Annual Meeting of Stockholders held on July 10, 2012, filed with the SEC on March 15, 2012, as amended by the Form 10-K/A (Amendment No. 1) filed with the SEC on April 30, 2012;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on July 30, 2012; and

•	our current reports on Form 8-K filed on March 21, 2012; March 22, 2012; April 3, 2012; April 6, 2012; April 11, 2012; April 23, 2012; June 25, 2012; July 11, 2012 and August 13, 2012.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such document; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is or is deemed to be incorporated by reference into such document.

You may request a copy of these filings, at no cost by writing or telephoning us at Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, TX 77056, Attn: Investor Relations, phone number (281) 404-4700.

PROSPECTUS

$250,000,000

ORDINARY SHARES, PREFERRED SHARES, WARRANTS, DEBT SECURITIES, GUARANTEES OF DEBT SECURITIES, DEPOSITARY SHARES AND UNITS

Vantage Drilling Company

From time to time, we may offer ordinary shares, preferred shares, warrants, debt securities, depositary shares and units, or any combination of any of these securities, at an aggregate initial offering price not to exceed $250,000,000. The securities offered under this prospectus may be offered separately, together or in series separate, and in amounts, at prices and on terms to be determined at the time of sale.

We will provide terms of any offering and the specific terms of offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information in this prospectus. You should carefully read this prospectus and any prospectus supplement, as well as the documents we incorporate by reference, before you invest in any of these securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY THE APPLICABLE PROSPECTUS SUPPLEMENT.

Our ordinary shares are currently traded on the NYSE Amex under the symbol “VTG”. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For additional information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” for a discussion of information that should be considered before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” and “Certain Documents Incorporated by Reference” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless stated or the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Vantage Drilling Company and its subsidiaries.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement include or incorporate by reference “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus or any accompanying prospectus supplement or in the documents incorporated by reference regarding the financial position, business strategy, backlog, plans and objectives of management for future operations and industry conditions are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and similar expressions are intended to identify forward-looking statements.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements.

Among the factors that could cause actual plans or results to differ materially from those included in any forward-looking statements are those referenced or described under “Risk Factors” in any accompanying prospectus supplement, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in our other filings with the SEC, among others. Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements.

All forward-looking statements included in this prospectus, any accompanying prospectus supplement or incorporated by reference into this prospectus are made only as of the date of the document in which they appear, and we do not undertake any obligation to update any forward-looking statements for any reason, except as required by law. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

ii

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities. Information under Item 2.02 or 7.01 furnished in current reports on Form 8-K is not incorporated by reference herein.

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 16, 2011, as amended by a Form 10-K/A (Amendment No. 1) filed with the SEC on May 2, 2011;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 10, 2011;

•

our current reports on Form 8-K filed with the SEC on January 5, 2011, January 7, 2011, January 14, 2011, February 22, 2011, March 10, 2011 and April 20, 2011, May 13, 2011, May 23, 2011, June 2, 2011, June 28, 2011 and August 2, 2011 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•

the description of our ordinary shares contained in Item 1 of our Registration Statement on Form 8-A/A filed with the SEC on January 14, 2010, including any amendments or reports filed for the purpose of updating the description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into such document.

You may request a copy of these filings, at no cost, by writing or telephoning us at Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attn: Investor Relations, phone number (281) 404-4700.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public on our website at http://www.vantagedrilling.com. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus. This prospectus also contains summaries of the terms of certain agreements that we have entered into that are filed as exhibits to the registration statement of which this prospectus is a part or other reports that we have filed with the SEC. The descriptions contained in this prospectus of those agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. You may request a copy of the agreements defined herein at no cost by writing or telephoning us at the following address: Attention: Corporate Secretary, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, phone number (281) 404-4700.

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VANTAGE DRILLING COMPANY

We are an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of five wholly owned drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Our fleet of owned and managed drilling units is currently comprised of four jackup rigs and two drillships. In addition, we have recently entered into a contract for the construction of another drillship due to be delivered in 2013 and are also overseeing the construction of three additional drillships for third parties.

We are a Cayman Islands exempted company with principal executive offices located at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Our phone number is (281) 404-4700 and our website address is www.vantagedrilling.com. Information on our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and incorporated by reference in this prospectus, before making an investment decision. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or our financial condition.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities, for general corporate purposes which may include capital expenditures, the repayment or refinancing of debt, investments in our subsidiaries, working capital, or acquisitions or other business opportunities. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities. We will bear all other costs, fees and expenses incurred by us in effecting the registration, offer and sale of the securities covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earning to fixed charges for the periods shown:

	Year Ended December 31				Quarter Ended March 31,
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	322.5x	—	—	—	—

For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges are the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. Earnings were insufficient to cover fixed charges by $51.9 million, $12.5 million and $74.1 million for the years ended December 31, 2008, December 31, 2009 and December 31, 2010 and $15.1 million for the quarter ended March 31, 2011. We had no preferred shares outstanding as of the end of any of the periods shown.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital, together with the additional information we may include in any prospectus supplements (which may differ from the terms summarized below), summarizes the material terms and provisions of our share capital that we may offer under this prospectus. For the complete terms of our share capital, please refer to our amended and restated memorandum and articles of association that are filed as exhibits to the reports incorporated by reference into the registration statement that includes this prospectus.

Description of Ordinary Shares

We are currently authorized to issue 400,000,000 ordinary shares, par value $0.001 per share. As of August 2, 2011, we had 290,661,634 ordinary shares issued and outstanding. The holders of ordinary shares are entitled to one vote per share on all matters to be voted on by the securityholders. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred shares, the holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred shares, if any, then outstanding. The ordinary shares have no preemptive or conversion rights or other subscription rights. All outstanding ordinary shares are fully paid and non-assessable. We have not paid any dividends on our ordinary shares.

Description of Preferred Shares

We are authorized to issue 10,000,000 preferred shares, par value $0.001 per share. As of the date of this prospectus, we have no preferred shares outstanding. Our board of directors has the authority, without shareholder approval, to issue preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of us without further action by the securityholders and may adversely affect the voting and other rights of the holders of ordinary shares. The issuance of preferred shares with voting rights may adversely affect the voting power of the holders of ordinary shares, including the loss of voting control to others.

A prospectus supplement relating to a series of preferred shares will describe terms of that series of preferred shares, including:

•	the designation of such series and the number of shares offered;

•	the initial public offering price at which the shares will be issued;

•	the dividend rate of that series, the conditions and dates upon which those dividends will be payable and whether those dividends will be cumulative or noncumulative;

•	if cumulative, the date from which dividends on the preferred shares shall accumulate;

•	the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of our affairs;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights of the holder or us;

•	anti-dilution of the preferred shares, if any;

•	any voting rights;

•	any restrictions on further issuances;

•	any listing of that series on any securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	any other terms of that series.

Listing

Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.”

Transfer Agent

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

DESCRIPTION OF WARRANTS

This section outlines some of the provisions of the warrants we may issue and the warrant agreement pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the warrant agreement with respect to the warrants. The specific terms of any warrants will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any warrants may differ from the general description of terms presented below.

General Description of Warrants

We may issue warrants for the purchase of debt securities, ordinary shares, preferred shares, depositary shares or units. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. We will issue warrants under one or more warrant agreements between us and the warrant agent that we will name in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the price or prices at which the securities purchasable upon exercise of a warrant may be purchased;

•	the dates on which the right to exercise the warrants commences and expires;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or the securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase, at the exercise price set forth in the applicable prospectus supplement, the amount of debt or equity securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the applicable prospectus supplement.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

This section outlines some of the provisions of the debt securities that may be issued by an issuer and any related guarantees. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series and any related guarantees. The specific terms of any series of debt securities and any related guarantees will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities and any related guarantees may differ from the general description of terms presented below. The indenture does not limit the amount of debt securities that may be issued.

We may issue secured or unsecured debt securities. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and Wells Fargo Bank, N.A., as trustee, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our ordinary shares or other of our securities.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis. The obligations of each guarantor, if any, under its guarantee, if any, will be limited as necessary under applicable law to prevent that guarantee from constituting a fraudulent conveyance. In the event that any series of debt securities and any related guarantees will be subordinated to other indebtedness that issuer or the guarantors have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to such debt securities and related guarantees.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities and any related guarantees will be established by, or pursuant to, a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture.

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the issuer, the title of the debt securities, any guarantors and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the terms and conditions on which we may redeem the debt securities;

•

any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•

whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•

if payments of principal of, or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the terms, if any, of subordination of the debt securities;

•

the terms, if any, of any guarantee of the payment of principal of and interest on the debt securities by any of our subsidiaries (including the identity of any guarantor), whether any such guarantee shall be made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee;

•	any provisions relating to any security provided for the debt securities or any subsidiary guarantees (including any security to be provided by any subsidiary guarantor);

•

any addition to, or change in, the events of default in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•

any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;

•	any exchange features of the debt securities;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•

any addition to, or change in, the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;

•	any addition to, or change in, the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	any other terms and provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral instructions or the oral instructions of our authorized agent or agents.

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The Trustee

Wells Fargo Bank, N.A. will act as the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to debt securities under the indenture. Wells Fargo Bank, N.A. is also the trustee under an existing indenture governing the 11 1/2% Senior Secured First Lien Notes due 2015 issued by Offshore Group Investment Limited and guaranteed by us and certain of our subsidiaries.

Governing Law

The indenture, the debt securities and any subsidiary guarantees shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

General

We may elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred shares) of a share of a particular series of preferred shares as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by such depositary share, to all the rights and preferences of the preferred shares represented thereby (including dividend, voting, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

Dividends and Distributions

The depositary will distribute all cash dividends or other distributions received in respect of the related class or series of preferred shares to the record holders of depositary shares relating to such class or series of preferred shares in proportion to the number of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred shares and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related class or series of preferred shares on the basis set forth in the prospectus supplement for such class or series of preferred shares, but holders of such whole preferred shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional preferred shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the related class or series of preferred shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preferred shares represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only: (1) if all outstanding depositary shares have been redeemed; (2) if there has been a final distribution in respect of the related class or series of preferred shares in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of depositary receipts; or (3) upon the consent of holders of depositary receipts representing not less than 66% of the depositary shares outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the related class or series of preferred shares and any redemption of such preferred shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of preferred stock evidenced thereby until all taxes and charges with respect to the depositary receipt or preferred shares are paid by the holders thereof.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred shares.

The depositary will not be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on the documents believed to be genuine.

Resignation and Removal of the Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF UNITS

We may issue units comprised of one or more debt securities, our ordinary shares, our preferred shares, and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities and Subsidiary Guarantees,” “Description of Share Capital” and “Description of Warrants” will apply to each unit and to any debt security, preferred shares, ordinary shares, or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of a particular series will be described in the prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provision will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred shares, ordinary shares and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

We and the unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•

impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•

reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	if the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•

if the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document. In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under the Trust Indenture Act of 1939

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act of 1939 with respect to their units.

Title

We, the unit agents and any of their respective agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to a limited number of purchasers or to a single purchase;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of ordinary shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use ordinary shares received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver ordinary shares to a broker-dealer or an affiliate thereof, who will then resell or transfer ordinary shares under this prospectus; or

•

loan or pledge ordinary shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our ordinary shares which are listed on the NYSE Amex. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred shares or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred shares or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of ordinary shares, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ordinary shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the ordinary shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed eight percent (8%) of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

If five percent (5%) or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with NASD Conduct Rule 2720.

LEGAL MATTERS

Porter Hedges LLP, Houston, Texas, will provide us with opinions concerning certain matters in connection with offerings under this prospectus from time to time. Maples and Calder will provide us with opinions concerning the law of the Cayman Islands in connection with offerings under this prospectus. Reti, Antall and Partners Law Firm will provide us with opinions concerning the law of Hungary in connection with offerings under this prospectus. Heussen will provide us with opinions concerning the law of the Netherlands in connection with offerings under this prospectus. Reeder & Simpson PC will provide us with opinions concerning the law of the Marshall Islands in connection with offerings under this prospectus. Azmi & Associates will provide us with opinions concerning the law of Malaysia in connection with offerings under this prospectus. The Kelvin Chia Partnership will provide us with opinions concerning the law of Singapore in connection with offerings under this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

Our consolidated financial statements incorporated by reference in this prospectus and elsewhere in this registration statement from our Annual Report on Form 10-K as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$56,500,000

    % Senior Convertible Notes due 2042

PROSPECTUS SUPPLEMENT

LAZARD CAPITAL MARKETS

August     , 2012